TRANSITION AGREEMENT

This Transition Agreement (this "Agreement") is made and entered into as of January 1, 2006 (the "Effective Date"), by and among H.M. White, Inc., a Delaware corporation ("NC"), H.M. White Holding Co., Inc., a Michigan corporation ("Holdings") and HMW, L.L.C., a Michigan limited liability company ("HMWLLC") (Holdings and HMWLLC collectively referred to herein as "HM White").

WHEREAS, HM White engages in the business of industrial ventilation systems, sheet metal and paint finishing construction (the "Pollution Control Services Business");

WHEREAS, HM White desires to transition its Pollution Control Services Business to NC through a number of arrangements and transactions as set forth herein, including without limitation, the assignment of new business, the leasing of certain properties, the licensing of certain assets and the sale of certain assets; and

WHEREAS, NC desires to enter into the Pollution Control Services Business and have transitioned to it HM White's Pollution Control Services Business as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to the terms defined herein, the following terms shall have the meanings ascribed to them in this Section 1 for purposes of this Agreement:

"Direct Costs" shall mean all reasonable amounts related to the contract cost and operating expense categories customarily associated with an Order as set forth on Schedule 1, and which are incurred and paid by a party (without respect to and not including reimbursements made or received pursuant to this Agreement).

"Employee Benefits Plan" shall mean any bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, whether formal or informal.

"Encumbrance" shall mean any lien, pledge, security interest, claim, easement, limitation, restriction or encumbrance of any kind or nature whatsoever, or any agreement or understanding to give any of the foregoing.

"Financial Statements" shall mean HM White's December 31, 2004 audited financial statements and HM White's unaudited September 30, 2005 financial statements.

"Gross Profits" shall mean, with respect to any Order, New Order or HMW Order, the gross revenue realized on such order less Direct Costs in connection with such Order, New Order or HMW Order, as the case may be.

"HMW Order" shall mean any Order accepted by HM White prior to January 1, 2006.

"Monthly Overhead Cost" shall mean $148,000.

"Optioned Assets" shall mean the assets set forth on Schedules 2.7 and 3.7.

"Order" shall mean any order relating to the Pollution Control Services Business, including relating to the manufacture and/or installation of industrial air pollution systems.

"Permitted Encumbrances" shall mean (i) liens for current taxes and assessments not yet due and payable; (ii) minor imperfections of title or easements on real property or personalty that do not in any material respect detract from the value thereof and do not in any material respect interfere with the present or contemplated use of the property or personalty subject thereto; (iii) materialmen's mechanics', workmen's, repairmen's, and other like liens arising in the ordinary course of business so long as such liens do not materially impair the value of such property or personalty; and (iv) any Encumbrance in favor of NC, provided that in the case of each of the foregoing liens, HM White shall remain responsible for promptly discharging any obligation relating to such lien and shall indemnify and hold harmless NC from and against any liability or loss incurred by NC in connection therewith.

"Transaction Documents" shall mean any agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated hereby, including without limitation the Lease and the License Agreement.

2. Initial Transactions.

2.1. New Orders. Promptly after HM White's receipt of any Order on or after January 1, 2006, HM White shall inform NC of the terms of such Order. Upon and subject to NC's approval of such Order and its terms (which approval shall not be unreasonably withheld, conditioned or delayed), HM White shall promptly, and without incurring any obligation or exercising any right (other than the right of assignment and delegation to NC) thereunder, either: (i) accept such Order and assign and delegate to NC all of HM White's rights and obligations under such Order or (ii) accept such Order on behalf of NC (each such accepted, and, as applicable, assigned and delegated, Order, a "New Order").

2.2. Subcontracting of New Orders. NC may, in its sole discretion, subcontract to HM White the performance of any or all of NC's manufacture and installation obligations under each New Order and HM White shall perform such obligations in accordance with the terms and conditions of such New Order.

2.3. Direct Costs Reimbursement. Within 20 days following the end of each month after the Effective Date, HM White shall provide written notice to NC of all Direct Costs of HM White, if any, during such month in connection with HM White's performance of the obligations subcontracted to it by NC under this Agreement with respect to New Orders. Upon NC's receipt of such notice and reasonable verification of such Direct Costs, NC shall promptly reimburse HM White for such Direct Costs. Reimbursement of Direct Costs under this Section 2.3 shall be made on a "pay when paid basis." NC shall take all reasonable actions consistent with customary industry practice to collect receivables owed to it with respect to New Orders.

2.4. Monthly Overhead Costs Reimbursement. Within 30 days following the end of each month after the Effective Date, NC shall pay to HM White an amount equal to the Monthly Overhead Cost during such month multiplied by a fraction whose numerator shall equal the Direct Costs of NC and HM White during such month in connection with New Orders during such month and whose denominator shall equal the Direct Costs of the parties in connection with New Orders and HMW Orders during such month.

2.5. Sales and Marketing Costs Payment. HM White has provided to NC on Schedule 2.5 a list of the bids, quotes and other actions taken by HM White prior to January 1, 2006 in order to seek to be awarded an Order (the "In-Process Bids"). NC shall pay to HM White on a "pay when paid basis" the following:

(a) With respect to each In-Process Bid that becomes a New Order hereunder (except any In-Process Bids related to the GM Power Train Consolidation), an amount equal to 10% of the amount of Gross Profits realized by NC on such New Order; and

(b) With respect to each In-Process Bids related to the GM Power Train Consolidation that becomes a New Order, (i) an amount equal to 10% of the amount of Gross Profits realized by NC on such New Order related to the supply air duct portion, (ii) an amount equal to 5% of the Gross Profits realized by NC on such New Order related to the air house portion and (iii) no amount related to the RTO, exhaust duct or any other portion.

2.6. HMW Orders. Except as contemplated herein after the Transition Date, HM White shall continue to perform all of its obligations under and in accordance with HMW Orders, with the understanding that NC may agree, in its sole discretion, to perform any or all of such obligations on such terms and conditions as the parties may mutually agree.

2.7. Purchase Options. On or before the Effective Date and until 30 days following the Transition Date, NC, or any of its affiliates, shall have the exclusive right, but not the obligation, upon written notice to HM White, to purchase from HM White each of the assets of HM White set forth on Schedule 2.7, upon any terms and conditions set forth thereon with respect to any such asset. Upon receiving any such written notice from NC and upon satisfaction of any such applicable terms and conditions, HM White shall, upon receipt of payment for such asset in accordance with the terms set forth on Schedule 2.7, execute and deliver all instruments of transfer and take all such other actions as NC may reasonably request to transfer to NC, or its affiliate, as the case may be, all of HM White's right, title and interest in and to the assets, free and clear of any Encumbrances (other than Permitted Encumbrances), which are the subject of such notice.

3. Transition Transactions. On such date that Direct Costs related to all New Orders equal 50% or more of the aggregate of Direct Costs related to all New Orders and all outstanding HMW Orders, or such other date, if any, agreed to in writing by the parties, (the "Transition Date"):

3.1. Subcontracting of HMW Orders; New Order Subcontracting Terminated. HM White shall subcontract to NC the performance of HM White's manufacture, installation and all other obligations under each HMW Order and NC shall perform such obligations in accordance with the terms and conditions of such HMW Order. NC's subcontracting to HM White with respect to all New Orders under and pursuant to Section 2.2, and HM White's performance thereof, shall terminate, and NC shall pay HM White the amounts owing pursuant to such subcontracting arrangement in accordance with the terms of this Agreement.

3.2. Direct Costs Reimbursement. Within 20 days following the end of each month after the Transition Date, NC shall provide written notice to HM White of all Direct Costs of NC, if any, during such month in connection with NC's performance of the obligations subcontracted to it by HM White under this Agreement with respect to HMW Orders. Upon HM White's receipt of such notice and reasonable verification of such Direct Costs, HM White shall promptly reimburse NC for such Direct Costs. Reimbursement of Direct Costs under this Section 3.2 shall be made on a "pay when paid basis." HM White shall take all reasonable actions consistent with customary industry practice to collect receivables owed to it with respect to HMW Orders.

3.3. Monthly Overhead Cost Reimbursement. Within 30 days following the end of each month after the Transition Date, HM White shall pay to NC an amount equal to the Monthly Overhead Cost during such month multiplied by a fraction whose numerator shall equal the Direct Costs of NC, if any, during such month in connection with NC's performance of the obligations subcontracted to it by HM White under this Agreement with respect to HMW Orders during such month and whose denominator shall equal the Direct Costs of the parties in connection with New Orders and with HMW Orders subcontracted to it by HM White under this Agreement with respect to HMW Orders during such month.

3.4. Lease. Holdings and NC shall execute and deliver to each other the lease agreement substantially in the form attached hereto as Exhibit 3.4 (the "Lease").

3.5. License Agreement. Each party shall execute and deliver to each other party the license agreement substantially in the form attached hereto as Exhibit 3.5 (the "License Agreement").

3.6. White Employment Agreement. NC shall enter into, and HM White shall cause William White to enter into, the employment agreement substantially in the form attached hereto as Exhibit 3.6 (the "Employment Agreement"), provided that if William White does not enter into such agreement on the Transition Date, NC shall have no obligation under this Section 3.6.

3.7. Purchase Options. Within 30 days following the Transition Date, NC, or any of its affiliates, shall purchase from HM White each of the assets of HM White set forth on Schedule 3.7, upon any terms and conditions set forth thereon with respect to any such asset. Upon payment for such assets by NC, HM White shall execute and deliver all instruments of transfer and take all such other actions as NC may reasonably request to transfer to NC, or its affiliate, as the case may be, all of HM White's right, title and interest in and to such assets free and clear of any Encumbrances (other than Permitted Encumbrances).

3.8. Employment of HM White Employees. To the extent not prohibited by law, contract or otherwise, (a) commencing as of the Transition Date, NC shall offer each person listed on Schedule 3.8 employment on an at-will basis with NC or an affiliate of NC, on such terms and conditions as shall be determined by NC or its affiliate, as the case may be, in its sole discretion and (b) it is understood and agreed that (i) with respect to each and every person employed at any time by HM White, including without limitation, those employees set forth on Schedule 3.8, and their beneficiaries, NC shall have no obligation, responsibility or liability that it has not expressly agreed to, including without limitation, payments of wages and other remuneration, payment of any termination or severance payments and continuation of any health plan coverage with respect to such person, (ii) shall have no obligation, responsibility or liability with respect to any Employee Benefit Plans maintained by HM White, and (iii) NC shall have no obligation to assume any collective bargaining agreements or employment agreements of HM White or any obligation, responsibility or liability with respect thereto, except to honor the terms of the collective bargaining agreements which are in effect on the Transition Date, but only with respect to obligations of NC that accrue prospectively arising from work performed during periods commencing on and after the Transition Date. NC shall use its best efforts to establish health insurance coverage for each person employed by NC as a result of an employment offer extended by NC to that person under this Section 3.8 that is similar to the health insurance coverage offered by HM White and in effect for that person immediately prior to termination of that person's employment with HM White.

3.9 Insurance Agent. With respect to any property and casualty insurance that NC obtains or maintains on the properties leased by NC under the Lease, NC shall obtain or maintain, through December 31, 2006, such insurance through Wolf-Hulbert Agency, provided that such agency: (i) is not prohibited by law, contract or otherwise from insuring such properties, (ii) is and remains a financially sound and reputable insurance provider and (iii) agrees to terms and conditions of insurance, including pricing terms, that are reasonable, customary and competitive in the industry.

3.10. Publicity; Notification of Transition. No party shall make or cause to be made a public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties. The parties shall agree on an appropriate method of notifying customers of outstanding New Orders and HMW Orders existing on the Transition Date concerning the transactions contemplated by this Agreement, and NC shall bear the reasonable cost and expense of such notification.

    Representation and Warranties of HM White.

    4.1. Organization. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. HMWLLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan. HM White has all requisite power and authority to own, lease and use its properties and assets and to conduct its business as now being conducted.

    4.2. Authorization. HM White has full power and authority to execute and deliver this Agreement and each of the Transaction Documents and to perform all of its obligations hereunder and thereunder. This Agreement has been, and each of the Transaction Documents will be, subject to the terms of this Agreement, duly and validly executed and delivered by HM White, and (assuming, as applicable, the due authorization, execution and delivery by the other party hereto) shall constitute the legal, valid and binding obligation of HM White, enforceable against it in accordance with its terms, except as such enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

    4.3. No Conflict. Neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will: (a) violate any provision of the governance documents of HM White, (b) violate, be in conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give any third party the right to challenge this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, under any agreement or commitment to which HM White is a party or (c) violate any law or any judgment, decree, order or rule of any court or other governmental body to which HM White is subject.

      Compliance with Legal Requirements. (a) To HM White's actual knowledge, HM White is in compliance with all applicable laws and other requirements that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and properties; (b) To HM White's actual knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by HM White of, or a failure on the part of HM White to comply with, any such law or requirement; and (c) HM White has not received at any time any notice or other communication of any asserted present or past failure by HM White to comply with any such law or requirement, except where such failure of compliance, event, circumstance, notice or communication would not have a materially adverse effect on this Agreement or the transactions contemplated hereby or except where HM White has not previously cured such failure.

4.5. Governmental Authorizations. HM White has all governmental authorizations required for the conduct of its business and the transactions contemplated by this Agreement and the Transaction Documents, such governmental authorizations are valid and in full force and effect, to HM White's actual knowledge, HM White is not in violation of any such governmental authorizations and HM White is aware of no threatened suspension or cancellation of such governmental authorizations.

4.6. Orders; Legal Proceedings. HM White is not subject to any judgment, order or decree, and there are no pending or, to HM White's actual knowledge, threatened, actions, suits, inquiries, proceedings or investigations by or before any court, governmental body or other authority against or involving HM White or, that relate or may affect the business of, or any of the assets or properties owned or used by, HM White or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, and to HM White's actual knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such judgment, order, decree, action, suit, inquiry, proceeding or investigation.

4.7. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be obtained or made by HM White in connection with the execution, delivery and performance of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.

4.8. Ordinary Course of Business. Since August 1, 2005, HM White has conducted its business only in the ordinary course of business.

4.9. Brokers or Finders. HM White has not incurred any obligation or liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

4.10. Financial Statements. HM White has delivered to NC true, accurate and complete copies of the Financial Statements. The Financial Statements and other financial information provided by HM White to NC fairly represent the financial condition and results of operations of HM White at such dates and for such periods specified therein, all in accordance with generally accepted United States accounting principles consistently applied throughout the periods involved.

4.11. Labor Relations. Except as set forth on Schedule 4.11, HM White is not a party to any collective bargaining agreement and has not experienced any strikes, slowdowns, lockouts, work stoppages, arbitrations, grievances, unfair labor practices or other collective bargaining or labor disputes. To HM White's actual knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the employees of HM White. To HM White's actual knowledge, HM White is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment, wages and hours and equal pay and is not and has not been engaged in any unfair labor practice.

4.12. Employee Benefits Plans. Each and every Employee Benefits Plan of HM White or to which it contributes is in compliance with all of its terms and applicable laws and there is no unfunded liability with respect thereto.

4.13. Insurance. HM White maintains insurance, in form and amount, on its business, assets and properties customarily maintained by similarly situated businesses. HM White has paid all premiums due with respect to the insurance policies maintained by HM White in connection with its business, assets and properties.

4.14. New Orders. Each New Order, the rights and obligations of which are assigned and delegated by HM White to NC hereunder, shall, at the time of such assignment and delegation, be in full force and effect and binding, valid and enforceable in accordance with its terms, except as such enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and shall be assignable and delegable by HM White without the consent of any third party. HM White will be in compliance with all applicable terms and requirements of each such New Order and, to HM White's actual knowledge, no event shall have occurred or circumstance exist that may contravene, conflict with or result in a breach of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the performance of, or payment under, or to cancel, terminate or modify any such New Order. Each such New Order shall have been entered into in the ordinary course of business and without the commission of any act or any consideration having been paid or promised that would result in a violation of law.

4.15. Title to Assets. With respect to each of the Optioned Assets, until such asset is purchased by and transferred to NC (or its affiliates), or NC's (and its affiliate's) right to purchase such asset expires, hereunder, HM White shall own good, valid and marketable title, free and clear of any Encumbrance, except Permitted Encumbrances, to such asset (other than for Encumbrances to HM White's senior lenders which shall be released in connection with the Optioned Assets actually acquired by NC prior to such acquisition).

4.16 Encumbrances. With respect to each of the Optioned Assets, until such asset is purchased by and transferred to NC (or its affiliates), or NC's (and its affiliate's) right to purchase such asset expires, hereunder, no event shall have occurred or circumstance shall exist that would cause the creation of any Encumbrance, except Permitted Encumbrances and except for Encumbrances to HM White's senior lenders which shall be released in connection with Optioned Assets actually acquired by NC and prior to such acquisition, on such asset and there shall be no existing agreements with, options or rights of, or commitments to, any third party to acquire such asset or any interest therein, except for those contracts entered into in the ordinary course of business.

4.17. Intentionally deleted.

4.18. Inventory. With respect to the inventory constituting the Optioned Assets, from the Effective Date until such inventory is purchased and transferred to NC (or its affiliates) hereunder, HM White shall not increase or decrease the levels of such inventory other than in the ordinary course of business and shall maintain such inventory in accordance with HM White's normal industry practice.

4.19. Disclosure. To HM White's actual knowledge, all documents delivered by HM White to NC in connection with this Agreement, including without limitation, payroll records, cost reports, fixed asset reports and work in process detail reports, are true, accurate and complete in all material respects. No representation or warranty or other statement made by HM White to NC in this Agreement or otherwise in connection with the transactions contemplated hereby, whether written or verbal, contains any untrue statement or omits to state a material fact necessary to make any of them, in the light of the circumstances in which they are made, not misleading. HM White does not have any knowledge of any fact that may have a material adverse effect on the transactions contemplated by this Agreement that has not been disclosed to NC in writing.

5. Representation and Warranties of NC.

5.1. Organization. NC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and use its properties and assets and to conduct its business as now being conducted.

5.2. Authorization. NC has full power and authority to execute and deliver this Agreement and each of the Transaction Documents and to perform all of its obligations hereunder and thereunder. This Agreement has been, and each of the Transaction Documents will be, subject to the terms of this Agreement, duly and validly executed and delivered by NC, and (assuming, as applicable, the due authorization, execution and delivery by the other parties hereto) shall constitute the legal, valid and binding obligation of NC, enforceable against it in accordance with its terms, except as such enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

5.3. No Conflict. Neither the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will: (a) violate any provision of the governance documents of NC, (b) violate, be in conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or give any third party the right to challenge this Agreement, Transaction Documents or the transactions contemplated hereby and thereby, under any agreement or commitment to which NC is a party or (c) violate any law or any judgment, decree, order or rule of any court or other governmental body to which NC is subject.

5.4. Compliance with Legal Requirements. (a) To NC's actual knowledge, NC is in compliance with all applicable laws and other requirements that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets and properties; (b) To NC's actual knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may constitute or result in a violation by NC of, or a failure on the part of NC to comply with, any such law or requirement; and (c) NC has not received at any time any notice or other communication of any asserted present or past failure by NC to comply with any such law or requirement, except where such failure of compliance, event, circumstance, notice or communication would not have a materially adverse effect on this Agreement or the transactions contemplated hereby.

5.5. Governmental Authorizations. NC has all governmental authorizations required for the conduct of its business and the transactions contemplated by this Agreement and the Transaction Documents, such governmental authorizations are valid and in full force and effect, to NC's actual knowledge, NC is not in violation of any such governmental authorizations and NC is aware of no threatened suspension or cancellation of such governmental authorizations.

5.6. Orders; Legal Proceedings. NC is not subject to any judgment, order or decree, and there are no pending or, to NC's actual knowledge, threatened, actions, suits, inquiries, proceedings or investigations by or before any court, governmental body or other authority against or involving NC or, that relate or may affect the business of, or any of the assets or properties owned or used by, NC or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby, and to NC's actual knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such judgment, order, decree, action, suit, inquiry, proceeding or investigation.

5.7. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any third party is required to be obtained or made by NC in connection with the execution, delivery and performance of this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.

5.8. Brokers or Finders. NC has not incurred any obligation or liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

5.9. Disclosure. All documents delivered by NC to HM White in connection with this Agreement are true, accurate and complete in all material respects. No representation or warranty or other statement made by NC to HM White in this Agreement or otherwise in connection with the transactions contemplated hereby, whether written or verbal, contains any untrue statement or omits to state a material fact necessary to make any of them, in the light of the circumstances in which they are made, not misleading. NC does not have any knowledge of any fact that may have a material adverse effect on the transactions contemplated by this Agreement that has not been disclosed to HM White in writing.

6. Covenants.

6.1. Covenants of HM White. Except as otherwise contemplated by this Agreement, and with respect to the matters covered by this Agreement, HM White at all times prior to the Transition Date:

    shall conduct its business only in the ordinary course of business and not take any action with respect thereto outside of the ordinary course of business without NC's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;
    shall use commercially reasonable efforts to preserve intact its current business, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, creditors, employees, agents and others having business relationships with it;
    shall comply with all legal requirements and contractual obligations applicable to the operation of its business that, if not complied with, would have a material adverse effect on this Agreement and the transactions contemplated hereby;
    shall do all acts that may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement;
    shall promptly notify NC in writing if it becomes aware of any fact or condition that: (i) causes or constitutes or would cause or constitute a breach of any of HM White's representations, warranties and covenants hereunder, (ii) would or be reasonably likely to result in any material adverse change of HM White's Pollution Control Services Business or (iii) would cause or constitute a breach of this Agreement or make the satisfaction of the conditions in Section 7 impossible or unlikely;
    shall comply with all contractual obligations, legal requirements and other obligations applicable to it;
    shall not take any affirmative action that, or fail to take any reasonable action the result of which, would have a material adverse effect on the Pollution Control Services Business or that would make the consummation of transactions contemplated by this Agreement impossible or unlikely; and
    shall not (i) increase the level of compensation or other remuneration or benefits of any employee of HM White, (ii) enter into any employment or other similar agreement or modify any existing such agreement or (iii) enter into or modify any labor or collective bargaining agreement (except for renewals of such existing agreements), to the extent that such activities would impact Direct Costs customarily incurred by HM White with respect to Orders or increase NC's obligations hereunder.

6.2. Covenants of NC. Except as otherwise contemplated by this Agreement, and with respect to the matters covered by this Agreement, NC at all times prior to the Transition Date:

    shall comply with all legal requirements and contractual obligations applicable to the operation of its business that, if not complied with, would have a material adverse effect on this Agreement and the transactions contemplated hereby;
    shall do all acts that may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement;
    shall promptly notify HM White in writing if it becomes aware of any fact or condition that: (i) causes or constitutes or would cause or constitute a breach of any of NC's representations warranties and covenants hereunder or (ii) would cause or constitute a breach of this Agreement or make the satisfaction of the conditions in Section 8 impossible or unlikely; and
    shall not take any affirmative action that, or fail to take any reasonable action the result of which, would have a material adverse effect on its business or that would make the consummation of the transactions contemplated by this Agreement impossible or unlikely.

7. Conditions Precedent to NC's Obligations to Consummate the Transition Transactions. Each of NC's obligations under Section 3 of this Agreement is subject to the satisfaction of the following conditions (any of which may be waived by NC in writing, in whole or in part):

7.1. HM White's Performance. All of the covenants and obligations that HM White is required to perform or to comply with pursuant to this Agreement shall have been duly performed and complied with by HM White.

7.2. Accuracy of Representations and Warranties. All of HM White's representations and warranties in this Agreement shall have been true and correct in all respects as if then made.

8. Conditions Precedent to HM White's Obligations to Consummate the Transition Transactions. Each of HM White's obligations under Section 3 of this Agreement is subject to the satisfaction of the following conditions (any of which may be waived by HM White in writing, in whole or in part):

8.1. NC's Performance. All of the covenants and obligations that NC is required to perform or to comply with pursuant to this Agreement shall have been duly performed and complied with by NC.

8.2. Accuracy of Representations and Warranties. All of NC's representations and warranties in this Agreement shall have been accurate in all respects as if then made.

9. Termination.

9.1. Termination Events. This Agreement may be terminated as follows:

(a) by NC if a material breach of any provision of this Agreement shall have been committed by HM White, such breach if curable is not cured within 45 days after receipt of written notice from NC which notice details the nature of such breach, and such breach has not been waived by NC;

(b) by HM White if a material breach of any provision of this Agreement shall have been committed by NC, such breach if curable is not cured within 45 days after receipt of written notice from HM White which notice details the nature of such breach, and such breach has not been waived by HM White;

(c) by any party if a court of competent jurisdiction shall issue an order, decree, ruling or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) by the mutual written consent of the parties;

(e) by NC if it properly terminates the Employment Agreement, the License Agreement or the Lease Agreement, in each case in accordance with its respective terms;

(f) by HM White if it properly terminates the License Agreement in accordance with its terms, or if Holdings properly terminates the Lease Agreement in accordance with its terms, or if the Employment Agreement is terminated in accordance with its term by NC without Cause and not pursuant to Section 9(b) or properly terminated in accordance with its terms by William H. White for Good Reason; or

(g) by any party if the Employment Agreement, the License Agreement and the Lease Agreement expire or are properly terminated in accordance with their respective terms.

9.2. Effect of Termination. Each party's rights of termination in Section 9.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of any such right of termination will not be an election of remedies. If this Agreement is properly terminated, all obligations of the parties under this Agreement will terminate, except that (i) the payment and reimbursement obligations incurred under Sections 2.3, 2.4, 3.2 and 3.3 prior to such termination and the obligations incurred under Section 10 prior to such termination will survive and (ii) the obligations of the parties in this Section 9.2 and Sections 11 and 12 (except 12.1, 12.2 (only to the extent not required to verify the payment and reimbursement obligations referenced in the foregoing clause (i)) and 12.9) will survive; provided, however, that if this Agreement is terminated because of a breach of this Agreement by a non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. Survival of Representations and Warranties; Indemnification.

10.1. Survival. HM White shall have liability (for indemnification or otherwise) with respect to any breach of any representation or warranty by it (other than those in Sections 4.2, 4.9, 4.11, 4.12, 4.15 and 4.16 as to which a claim may be made at any time) only if, within 2 years from the Transition Date, NC notifies HM White in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by NC. NC shall have liability (for indemnification or otherwise) with respect to any breach of any representation or warranty (other than those in Sections 5.2 and 5.8 as to which a claim may be made at any time) only if, within 2 years from the Transition Date, HM White notifies NC in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by HM White.

10.2. Indemnification. Each party (the "indemnifying party") shall indemnify, defend and hold harmless each of the other parties (the "indemnified party") against, and shall reimburse the indemnified party for, any loss, liability, claim, cost, damage, expense (including, but not limited to, costs of investigation, remediation, penalties and defense and reasonable attorneys' fees), lost use of property or diminution of value, in each case whether or not arising from a third party claim (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the indemnifying party in this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty and (b) any failure by the indemnifying party to perform or comply with any agreement or covenant of the indemnifying party in this Agreement. Notwithstanding anything to the contrary in this Agreement, the maximum amount of indemnification obligations of any indemnifying party pursuant to this Agreement shall be the amounts actually paid by the indemnified party to the indemnifying party pursuant to this Agreement.

10.3. Procedure for Indemnification. Promptly after an indemnified party's incurrence of Damages or after receipt by an indemnified party of notice of the commencement of any claim for Damages, such indemnified party shall give notice to the indemnifying party of such Damages or the commencement of such claim, as appropriate, but the failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such claim is prejudiced thereby. In the event Damages are incurred by an indemnified party pursuant to which it is entitled to be indemnified hereunder and such Damages do not include a third party claim, the indemnifying party shall reimburse the indemnified party for the full amount of such Damages within thirty (30) days after the indemnifying party's receipt of notice of such Damages. In case any such claim shall be brought against an indemnified party by a third party, and the indemnified party shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party hereunder for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law or any violation of rights and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an indemnifying party of the commencement of any claim and it does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an claim may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

11. Confidentiality.

11.1. Confidential Information. As used herein, the term "Confidential Information" means all information that has been or is disclosed by one party (the "disclosing party") to each of the other parties (the "receiving party") under or in connection with this Agreement or the transactions contemplated hereby (whether disclosed before or after the execution of this Agreement), which relates to such disclosing party or its business, products and services, but does not include information that is identified in writing by the disclosing party as non-confidential, or that:

(a) is or becomes generally available to the public or becomes part of the public domain through no fault of the receiving party;

(b) is already known to the receiving party at the time of such disclosure as documented by records in its possession prior to such disclosure;

(c) is subsequently received by the receiving party in good faith from a third party having no obligation to maintain the confidentiality of such information and having the prior right to make such disclosure; or

(d) is independently developed by the receiving party, provided that the receiving party can document that such development was accomplished by or on behalf of the receiving party without use of the information disclosed pursuant hereto.

11.2. Use of Confidential Information. Each receiving party shall keep confidential the Confidential Information of the disclosing party disclosed to the receiving party and shall not use, disclose or duplicate any such Confidential Information, except to the extent necessary to consummate the transactions contemplated by this Agreement or unless the disclosing party has, in its sole discretion, previously and expressly consented to such use, disclosure or duplication in writing. Each receiving party may disclose such Confidential Information to those employees and agents of the receiving party whose knowledge is necessary to effect this Agreement and consummate the transactions contemplated hereby, provided that all such employees and agents shall be advised of the obligations of the receiving party hereunder. Without limiting any of the foregoing, each party agrees to protect each of the other party's Confidential Information with at least the same degree of care as it exercises to protect its own highly confidential information of like character.

11.3. Legally Ordered Disclosure. Notwithstanding anything to the contrary herein, a receiving party may produce or disclose Confidential Information received by it if and to the extent required pursuant to applicable laws, regulations or court orders, provided the receiving party has given the disclosing party prompt written notice thereof so that the disclosing party has an opportunity to defend, limit or protect the production or disclosure of such Confidential Information.

11.4. Representations; Acknowledgments. Each party represents that it has the legal right to disclose all information it reveals to the other parties pursuant to this Agreement. The parties acknowledge and agree that (a) all Confidential Information disclosed by or belonging to the disclosing party is and shall remain the exclusive and valuable property of the disclosing party; (b) the receiving party shall not obtain any license or other interest in or to Confidential Information of the disclosing party or the subjects thereof without the prior express written consent of the disclosing party; and (c) at the request of the disclosing party, the receiving party shall promptly deliver to the disclosing party or destroy all of the disclosing party's Confidential Information within the receiving party's possession, custody or control.

11.5. Reasonableness; Equitable Relief. Each party acknowledges that the restrictions on the use, disclosure and duplication of each of the other party's Confidential Information set forth herein are reasonable to protect the latter's business interests. The receiving party acknowledges and agrees that unauthorized disclosure of Confidential Information may cause irreparable and significant harm and that the disclosing party may, in addition to any other relief available to it, be entitled to equitable relief to prevent the unauthorized disclosure or use of the disclosing party's Confidential Information and secure the enforcement of this Section 11.

12. Other Provisions.

12.1. Further Assurances. Each party agrees to use all reasonable efforts and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

12.2. Books and Records. Each of the parties shall maintain books and records in all material respects in the same manner and with the same care that their books and records have been maintained prior to the Effective Date and that are customary for such party's business. Each party shall provide the other parties reasonable access to its books and records during normal business hours for any reasonable business purpose in connection with this Agreement and the transactions contemplated hereby, including without limitation to verify the basis of payments and reimbursements as contemplated by this Agreement.

12.3. Transfer Taxes. With respect to each of the Optioned Assets, HM White shall be responsible for all taxes associated with, or incurred prior to, the transfer of such asset from HM White to NC (or its affiliates) hereunder.

12.4. Non-Competition; Non-Solicitation.

(a) At all times when this Agreement, the License Agreement, the Lease Agreement or the Employment Agreement is in effect, and during the Non-Compete Period (as defined below), HM White agrees not to, and shall cause its subsidiaries and affiliates not to, directly or indirectly, (i) enter into any business arrangement that is in competition with NC's Pollution Control Services Business or otherwise compete with NC's Pollution Control Services Business, (ii) solicit for employment any employee or former employee of NC or (iii) solicit the Pollution Control Services Business of NC's customers or cause, induce or attempt to cause or induce NC's customers from ceasing to do business with NC. The "Non-Compete Period" means a period of two years commencing on such date, if any, when this Agreement, the License Agreement and the Lease Agreement have been properly terminated by NC in accordance with their terms and when the Employment Agreement has been properly terminated other than by NC without Cause (as defined therein) and not pursuant to Section 9(b) thereof or by the Executive for Good Reason (as such terms are defined therein).

(b) Limitations on Sections 11 and 12.4. Notwithstanding anything in Section 11 or this Section 12.4 of this Agreement:

(i) The "Licensor Intellectual Property" and the "Enhanced IP" (as such terms are defined in the License Agreement) shall not be deemed Confidential Information (as defined in this Agreement) at such time when the License Agreement expires or is properly terminated by HM White in accordance with its terms (the "Re-Transfer Date"), provided that this Section 12.4(b)(i) shall not relieve HM White of its obligations hereunder with respect to the Licensor Intellectual Property and the Enhanced IP prior to the Re-Transfer Date and of any liability hereunder with respect thereto; and

(ii) The performance of HM White's obligations under and in accordance with this Agreement and the License Agreement shall not constitute prohibited activities under this Section 12.4.

12.5. Expenses. Except as otherwise contemplated by this Agreement, each party to this Agreement shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby. If this Agreement is properly terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.6. Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party: (a) when delivered to the appropriate address by hand; (b) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (c) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (d) five (5) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address or person as a party may designate by notice to the other parties):

NC:

CECO Environmental Corp.
3120 Forrer St.

Cincinnati, OH 45209

Attention: Dennis Blazer
Fax no.: (513) 458 - 2644
Electronic mail address: dblazer@cecoenviro.com

HM White:

c/o William H. White

41199 Coventry

Novi, Michigan 48375

Fax no.: unavailable

Electronic mail address: unavailable

12.7. Governing Law; Jurisdiction. All matters relating to or arising under this Agreement shall be governed by the laws of the State of Michigan, without regard to the conflicts of law principles thereof. The parties hereby agree to the exclusive jurisdiction of the courts located in Wayne County, Michigan over any dispute relating to or arising under this Agreement and agree to waive any claim of lack of jurisdiction, improper venue or forum non conveniens in connection therewith.

12.8. Waiver of Jury. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AND THAT ANY PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO OR ARISING UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.9. Enforcement of Agreement. Each party acknowledges and agrees that it would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any other party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.10. Waiver. The rights and remedies of each of the parties to this Agreement are cumulative and not alternative. No failure, delay, or single or partial exercise of any right, power or privilege by any party under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege or will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the fullest extent not prohibited by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.11. Entire Agreement; Modification. This Agreement supersedes all prior agreements, whether written or oral, between or among the parties with respect to its subject matter (including any letter of intent with respect thereto) and constitutes (along with the other documents contemplated by this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the parties.

12.12. Assignment; Successors; Third Parties. Except as otherwise expressly provided for in this Agreement, (a) no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that NC may assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of NC; (b) subject to the preceding clause, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the heirs, successors and permitted assigns of the parties and (c) nothing expressed or referred to in this Agreement will be construed to give any third party other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.13. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason by a competent court, the remaining provisions shall continue to be valid and enforceable and if any provision of this Agreement is held invalid or unenforceable by a competent court, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited, provided that the essential provisions of the Agreement reflecting the intention of the parties remain valid, binding and enforceable.

12.14. Headings. The section headings in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.15. Relationship of Parties. NC and HM White shall at all times be deemed to be independent of each other in the performance of their obligations hereunder and nothing contained in this Agreement or the Transaction Documents is intended to give rise to any agency relationship, joint venture, partnership or similar relationship between NC and HM White or to impose upon such parties any of the duties related thereto.

12.16. Legal Representation of the Parties. This Agreement and each of the Transaction Documents was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring such documents to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

12.17. Liabilities, Obligations and Contracts Excluded. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, NC AND HM WHITE SHALL NOT ASSUME, AND SHALL NOT FOR ANY PURPOSES BE DEEMED TO HAVE ASSUMED, ANY CONTRACTS, LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER OF, OR CLAIMS AGAINST, EACH OTHER OR ANY LIABILITIES OR OBLIGATIONS OF ANY NATURE WHATSOEVER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY LIABILITY FOR ENVIRONMENTAL MATTERS, TAXES, EMPLOYEE BENEFITS, PENSION OBLIGATIONS, PRODUCTS LIABILITY OR WORKERS COMPENSATION CLAIMS.

12.18. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

12.19 No Additional Representations; Disclaimer Regarding Estimates and Projections.

(a) NC acknowledges that HM White has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding HM White's Pollution Control Services Business or the Optioned Assets to be acquired by NC except as expressly set forth in this Agreement or the Transaction Documents or as and to the extent required by this Agreement or the Transaction Documents to be set forth in the Schedules and Exhibits hereto and thereto.

(b) In connection with NC's investigation of HM White and HM White's Pollution Control Services Business and the Optioned Assets, NC has or may have received from or on behalf of HM White certain business plan information and projections (other than those stated in this Agreement or the Transaction Documents or the Schedules and Exhibits hereof and thereof), including projected statements of operating revenues and income from operations of the Pollution Control Services Business for periods following the date of execution of this Agreement. NC acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that NC is familiar with such uncertainties, that NC is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such estimates, projections and other forecasts and plans so furnished to it in good faith (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and, that NC shall have no claim against HM White with respect to such projections made by HM White in good faith. Accordingly, HM White makes no representation or warranty with respect to such estimates, projections and other forecasts and plans made by it in good faith.

12.20. Consent to Use of Name. From the Effective Date, HM White consents to NC's use and exploitation of the name "H.M. White" and all translations, adaptations and derivations thereof, provided that at such time that the License Agreement expires in accordance with its terms or is properly terminated by HM White in accordance with its terms, HM White shall be deemed to have revoked its consent to NC's use and exploitation of the name "H.M. White" and all translations, adaptations and derivations thereof and NC shall immediately cease any and all use and exploitation of the name "H.M. White" and all translations, adaptations and derivations thereof, provided, however, that NC shall have the right to use and exploit the name "H.M. White" and any translations, adaptations and derivations thereof for a period of ninety (90) days after such revocation in connection with NC's existing Pollution Control Services Business.

12.21 Acquisition of Optioned Assets. Other than for the express representations and warranties of HM White contained in this Agreement and the Transaction Documents and Schedules and Exhibits hereto and thereto:

(a) Upon the conveyance of the Optioned Assets acquired by NC, HM White is not making and specifically disclaims any representations or warranties of every kind or character, express or implied, with respect to such assets, or the Pollution Control Services Business.

(b) NC acknowledges that the purchase price for the Optioned Assets being acquired by NC is based on NC accepting such assets "AS IS" and "WHERE IS".

(c) Upon the conveyance of the Optioned Assets to NC, HM WITH SHALL CONVEY SUCH ITEMS TO NC AND NC HEREBY ACCEPTS SUCH ASSETS "AS IS" AND "WHERE IS", WITH ALL FAULTS, AND WITH NO ADJUSTMENTS FOR PHYSICAL FUNCTIONALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, SLOW MOVING INVENTORY, OBSOLETE INVENTORY, AND ANY OTHER MATTERS WITH RESPECT TO SUCH ASSETS, AND THERE ARE NO ORAL AGREEMENTS, REPRESENTATIONS OR WARRANTIES RELATED OR COLLATERAL TO OR AFFECTING SUCH ASSETS BY HM WHITE.

(d) THE TERMS AND CONDITIONS OF THIS SECTION 12.21 SHALL SURVIVE THE CONVEYANCE OF THE ASSETS REFERRED TO IN THIS SECTION 12.21 BY HM WHITE TO NC.

(e) NC HAS RELIED SOLELY ON ITS OWN EXPERTISE AND ITS FAMILIARITY WITH THE ASSETS REFERRED TO IN THIS SECTION 12.21, ON THE EXPERTISE OF NC'S INSPECTIONS AND NC'S "DUE DILIGENCE".

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NC:

H.M. White, Inc.

By: /s/ Dennis W. Blazer

Name: Dennis W. Blazer

Title: Treasurer

HM White:

H.M. White Holding Co., Inc.

By: /s/ William H. White

Name: William H. White

Title: President

HMW, L.L.C.

By: /s/ William H. White

Name: William H. White

Title: President/ Manager

Exhibit 3.4

Form of Lease Agreement

LEASE AGREEMENT

This Lease Agreement ("Agreement" or " Lease") is executed as of [Transition Date per the Transition Agreement] (the "Commencement Date"), between H.M. White Holding Co., Inc., a Michigan corporation, whose address is 12855 Burt Road, Detroit, Michigan 48223 ("Lessor") and H.M. White, Inc., a Delaware corporation, whose address is 3120 Forrer St, Cincinnati, Ohio 45209 ("Lessee").

R E C I T A L S:

This Agreement is being made under the following circumstances:

1. Lessor has agreed to lease to Lessee, and Lessee has agreed to lease from Lessor, certain (a) real property located in Detroit, Michigan containing approximately 38,590 square feet of rentable area (along with the buildings and other improvements located thereon and all easements and other rights associated therewith in which the Lessor has rights, collectively, the "Detroit Real Estate"), and (b) personal property which is located at the Detroit Real Estate and which is owned by Lessor (the "Detroit Personal Property").

2. The Detroit Real Estate, and certain items of the Detroit Personal Property are each more specifically described on Schedule A to this Lease Agreement.

3. Collectively, the Detroit Real Estate and the Detroit Personal Property may be referred to, from time to time, as the "Property".

4. The parties wish to reduce their agreements to writing.

In consideration of the above Recitals and the promises and provisions set forth in this Agreement, the parties agree as follows:

1. Lease of Property. Lessor, in consideration of the rents to be paid and the covenants and agreements to be performed by Lessee hereunder, hereby leases to Lessee the Property upon the terms and conditions contained in this Agreement.

2. Term. Unless properly terminated earlier in accordance with this Agreement, the term of this Agreement shall commence effective as of the Commencement Date and shall end on the last day of the 36th full calendar month after the Commencement Date, (the "Initial Term"). Thereafter, unless the Initial Term shall have been properly terminated earlier in accordance with this Agreement, the term of this Agreement shall be automatically extended for additional one-year periods (each, an "Extension Term"), on the same terms and conditions contained in this Agreement, unless the Termination Notice provided in the next sentence is given. Except if this Agreement has been properly terminated earlier in accordance with its terms, unless Lessee provides Lessor with written notice (the "Termination Notice") of Lessee's intent to terminate this Agreement with respect to the Property at least one (1) year before the expiration of the Initial Term or at least six (6) months prior to the expiration of the applicable Extension Term, this Agreement shall automatically be extended for additional one-year Extension Terms. The period during which this Lease is in effect with respect to the Property is the "Term".

3. Possession. Other than for the express representations and warranties of Lessor in this Agreement, Lessor makes no representation or warranty of any kind with respect to the Property, and, except for the Lessor's obligations under this Lease, by taking possession of the Property, Lessee shall be deemed to have accepted the Property in "as is" condition. Lessee has fully inspected the Property and is taking possession of the entire Property in "as is" condition.

4. Base Rent.

(a) Unless this Lease is properly terminated by Lessee as provided herein, the Lessee shall pay to the Lessor during the Initial Term an annual rental amount of $77,176 payable monthly in the amount of $6,431.34, in advance, upon the first day of each and every month (each a "Rent Day") of the Initial Term commencing on Commencement Date, and continuing on each Rent Day until the earlier of (i) end of the Initial Term and (ii) the termination of this Agreement in accordance with its terms. If this Agreement terminates during the Initial Term due to Lessor's default which has not been cured during the applicable cure period, including, but not limited to, pursuant to Section 38, then Lessee's obligations to continue to make payments due hereunder shall cease at the time of such termination.

(b) (i) Unless this Lease is properly terminated by Lessee as provided herein, for the first one-year Extension Term the "Base Annual Rent" shall be $77,176 multiplied by the net percentage change between the Index (as defined below) published for the month of January, 2006 and the month of December, 2008 (the "First Year Extension Term Base Rent Amount"). The First Year Extension Term Base Rent Amount shall be payable in equal monthly rental payments each in the amount of 1/12 of the First Year Extension Term Base Rent Amount, in advance, upon the first day of each and every month (each a "Rent Day") of the first Extension Term. If this Agreement terminates during the first one-year Extension Term due to Lessor's default which has not been cured during the applicable cure period, including, but not limited to, pursuant to Section 38, then Lessee's obligations to continue to make payments due hereunder shall cease at the time of such termination.

(ii) Unless this Lease is properly terminated by Lessee as provided herein, for each subsequent one-year Extension Term, if any, the "Base Annual Rent" for that one-year Extension Term shall be the Base Annual Rent for the immediately preceding one-year Extension Term multiplied by the net percentage change between the Index published for the month of January of the immediately prior Extension Term and the month of December of the immediately prior Extension Term (each, the "Extension Term Base Rent Amount"). The Extension Term Base Rent Amount shall be payable in equal monthly rental payments each in the amount of 1/12 of the Extension Term Base Rent Amount, in advance, upon the first day of each and every month (each a "Rent Day") of the applicable Extension Term. If this Agreement terminates during any one-year Extension Term to which this clause (ii) applies due to Lessor's default which has not been cured during the applicable cure period, including, but not limited to, pursuant to Section 38, then Lessee's obligations to continue to make payments due hereunder shall cease at the time of such termination.

(iii) Notwithstanding anything to the contrary in this Agreement, in no event shall the Base Annual Rent for any Extension Term ever be less than the Base Annual Rent for the immediately prior Extension Term. All payments required to paid by Lessee to Lessor under this Section 4 shall be "Base Rent."

(iv) All Base Rent shall be paid in lawful money of the United States without any notice, demand or set-off whatsoever.

(v) For purposes of this Agreement, the "Index" means the "Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items", published by the United States Department of Labor, Bureau of Labor Statistics, for the applicable month (or if the Index is not published for such month then the Index published for the month closest, but prior, to such month). If the Index is not published by the Bureau of Labor Statistics or another governmental agency at the time of making the foregoing calculations, then such calculations shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority and reasonably selected by Lessor.

(c) All Base Rent and Additional Rent during the Term shall be paid at the offices of Lessor at the above address, or at such other place as Lessor may designate from time to time in writing to Lessee.

5. Additional Rent.

(a) "Additional Rent" means all amounts due Lessor under this Lease, other than Base Rent. Additional Rent shall include, without limitation, all amounts expended by Lessor for which Lessee is required to reimburse Lessor under the terms of this Lease. Collectively, Base Rent and Additional Rent may be referred to, from time to time, as "Rent".

(b) (i) Lessee shall be obligated to pay all Real Estate Taxes and Personal Property Taxes related to the Property that become due to any taxing authority from the Commencement Date through the end of the Term or the date on which Lessee and all Lessee Parties actually vacate the Detroit Real Estate, whichever is later.

(ii) Lessee shall also be responsible for all Operating Costs (as defined below) with respect to the Detroit Personal Property.

(iii) "Real Estate Taxes" means all (A) real property taxes and assessments levied against the Detroit Real Estate or any portion thereof (including installments of general and special assessments) required to be paid during the calendar year; and (B) all other taxes and other charges imposed by the State of Michigan or any subdivision thereof which are: (1) enacted before or after the date of this Lease, (2) in replacement of or in addition to or in substitution for all or any part of real property taxes as sources of revenue, and (3) based in whole or in part upon the Detroit Real Estate or any interest therein or the ownership or operation thereof, or the rents, profits or other income therefrom. If Lessor shall sell or in any way transfer ownership of the Detroit Real Estate, any real estate transfer taxes applicable to such transaction shall not be included in Real Estate Taxes. Any such payment obligations shall be prorated for last year of the Term on a due date basis and adjusted as of the last day of the Term in accordance with due date basis of the municipality or taxing unit in which the Detroit Real Estate is located. Lessee will pay all Real Estate Taxes prior to any penalty applying for failure to pay such Real Estate Taxes and Lessee shall provide Lessor with paid receipts within ten (10) days after the date of payment. If Lessee fails to do so, Lessor may, at its option, pay such Real Estate Taxes, which amount shall become Additional Rent, and shall be due Lessor upon demand.

(iv) "Personal Property Taxes" means all (A) personal property taxes and assessments levied against the Detroit Personal Property or any portion thereof (including installments of general and special assessments) required to be paid during the calendar year; and (B) all other taxes and other charges imposed by the State of Michigan or any subdivision thereof which are: (1) enacted before or after the date of this Lease, (2) in replacement of or in addition to or in substitution for all or any part of personal property taxes as sources of revenue, and (3) based in whole or in part upon the Detroit Personal Property or any interest therein or the ownership or operation thereof, or the rents, profits or other income therefrom. If Lessor shall sell or in any way transfer ownership of the Detroit Personal Property, any personal property transfer taxes applicable to such transaction shall not be included in Personal Property Taxes. Any such payment obligations shall be prorated for last year of the Term on a due date basis and adjusted as of the last day of the Term in accordance with due date basis of the municipality or taxing unit in which the Detroit Personal Property is located. Lessee will pay all Personal Property Taxes prior to any penalty applying for failure to pay such Personal Property Taxes and Lessee shall provide Lessor with paid receipts within ten (10) days after the date of payment. If Lessee fails to do so, Lessor may, at its option, pay such Personal Property Taxes, which amount shall become Additional Rent, and shall be due Lessor upon demand.

(v) "Operating Costs" means, in addition to Personal Property Taxes, all reasonable expenses in connection with the Detroit Personal Property, including: (A) wages and salaries of all persons engaged in the operation, maintenance or security of the Detroit Personal Property, including insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Detroit Personal Property; (C) costs for improvements made to the Detroit Personal Property whether capital in nature or otherwise, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law; (D) the cost of all utilities in connection with the Detroit Personal Property; (E) insurance expenses; (F) repairs, replacements, and general maintenance of the Detroit Personal Property; and (G) service, maintenance and management contracts with independent contractors for the maintenance, repair, replacement, or security of the Detroit Personal Property.

6. Adminstrative Services. In the event any payment of Rent is not paid to the Lessor in full on or before ten (10) business days after the date such payment is due, an administrative service fee equal to five percent (5%) of the amount of the late payment shall be assessed automatically by the Lessor upon any late payment to compensate Lessor for the administrative cost and inconvenience associated with such late payment.

7. Intentionally deleted.

8. Indemnification.

(a) Lessee shall indemnify, protect and defend Lessor and any of Lessor's shareholders, directors, officers, employees, agents, contractors, visitors, licensees and/or any other person who is at, or providing products or services to, the Property at Lessor's or any such other persons' request or direction, and their respective successors and assigns (collectively, "Lessor Parties" and individually a "Lessor Party") from and against any and all liabilities, obligations, losses, damages, fines, penalties, claims, demands, suits, actions, causes of action, charges, judgments, costs and expenses (including all reasonable attorneys' fees and court costs) (collectively, "Claims") of any nature arising from, or in connection with, any of the following occurring during the Term and any additional period during which Lessee occupies the Property (whether pursuant to, or in violation of, the terms of this Lease):

(i) Any injury to or death of any person or any material damage to property (including the Property) occurring from Lessee's and/or any of Lessee's directors, officers, employees, agents, contractors, visitors, licensees and/or any other person who is at, or providing products or services to, the Property at Lessee's or any such other persons' request or direction, and their respective successors and assigns (collectively, "Lessee Parties" and individually a "Lessee Party"), use, non-use, possession, occupation, operation, repair, replacement, maintenance or management of all or any portion of the Property;

(ii) Any negligent or tortuous act on the part of Lessee and/or any Lessee Party; and/or

(iii) Any material failure of Lessee to perform or comply with any term, covenant or condition of this Lease.

(b) Lessor shall indemnify, protect and defend Lessee and Lessee's Parties any Lessee Party from and against any and all Claims of any nature arising from, or in connection with, any of the following occurring during the Term and any additional period during which Lessee occupies the Property pursuant to an extension of the Term hereof or pursuant to Paragraph 25 hereof;

(i) Any injury to or death of any person or any material damage to property (including the Property) occurring from Lessor's or any of Lessor's Parties' obligations pursuant to this Lease;

(ii) Any negligent or tortuous act on the part of Lessor and/or or any Lessor Party; and/or;

(iii) Any material failure of Lessor to perform or comply with any term, covenant or condition of this Lease.

9. Improvements. Lessee will make no alterations in or additions or improvements to the Detroit Real Estate ("Lessee Improvements") without first obtaining the written consent of the Lessor, which consent shall not be unreasonably withheld (with such consent or failure to consent, however, being based on the circumstances and the nature of the additions or improvements proposed by Lessee). The cost of Lessee Improvements, if approved by Lessor in writing, shall be borne solely by Lessee and shall be paid by Lessee promptly when and as due.

Notwithstanding the foregoing, Lessor's consent shall not be required for Lessee improvements or alterations to the Detroit Real Estate that (a) are non-structural, (b) do not materially and adversely affect the mechanical, plumbing, HVAC, electrical or life safety systems serving the Detroit Real Estate, (c) do not require the filing of plans and specifications with any governmental or quasi-governmental government agency or authority, (d) do not reduce the value or utility of the Detroit Real Estate, and (e) unless the alterations are purely decorative in nature (for example, painting or installation of floor and wall covering) do not cost more than $25,000 for any one (1) such alteration, or more than $100,000 for all such alterations in the aggregate.

10. Insurance.

(a) Lessee shall, at its sole cost and expense, during the entire Term, procure, pay for and keep in full force and effect: (i) an occurrence form commercial general liability policy with respect to the Property and the operations of Lessee and any person conducting business in, on or upon the Property in which the limits with respect to bodily injury and property damage shall be in a reasonable amount established by Lessor; (ii) a fire and other casualty policy protecting against losses suffered to any portion of the Property by fire and such other risks and hazards as are customary under present and future terms of "all risk" insurance policies (or its equivalent), such policy to be issued by a good and solvent insurance company authorized to do business in the State of Michigan (a "Satisfactory Insurance Company") or such insurance company as otherwise required under the Transition Agreement dated January 1, 2006 among Lessor, HMW, L.L.C. and Lessee in an amount not less than ninety-five percent (95%) of the replacement value of the Detroit Real Estate (exclusive of footing and foundations) and full replacement cost of the Detroit Personal Property, and shall be on such other terms and conditions as insurance policies then generally being carried by other owners of similar buildings and personal property in the Detroit, Michigan area carrying such insurance; provided, however, that the amounts of insurance carried by Lessee shall in all events be sufficient to avoid any co-insurance requirements. The Lessee shall furnish Lessor with a certificate of insurance naming Lessor as additional insured and loss payee. All proceeds of such insurance policies relating to any damage to the buildings, structures and improvements on the Detroit Real Estate and the Detroit Personal Property, or any other portion of the Property which is owned by Lessor or which Lessee must surrender with the Property upon the termination or expiration of this Lease, shall be payable to Lessor. The certificate of insurance shall provide on its face that the insurer shall give the Lessor thirty (30) days prior written notice of its intent to cancel or terminate insurance coverage, either in part or in whole.

(b) All insurance policies shall be in a form reasonably acceptable to Lessor. Lessor shall be named as an additional insured under all such insurance contracts and a current certificate evidencing such coverage and any renewals thereof shall be furnished to Lessor. In the event Lessee fails to keep such insurance in force, Lessor may, at Lessee's expense, secure such insurance and the premium therefor shall be paid as Additional Rent by Lessee within five (5) days after receipt of a billing therefor.

(c) Lessor agrees to keep in force during the term of the Lease, or shall cause contractors and/or subcontractors to do so, at Lessor's sole cost and expense a commercial general liability insurance policy written by a Satisfactory Insurance Company insuring Lessor against bodily injury (including death) and property damage occasioned by an occurrence in or about the Detroit Real Estate for which Lessor would be responsible pursuant to the terms hereof. The limits of liability for such liability policy shall be not less than that required of Lessee hereinabove.

(d) Lessor and Lessee each shall be released from any liability resulting from damage by fire or casualty (irrespective of the cause of such fire or casualty) upon the express proviso that if at any time their respective insurers shall refuse to permit waivers of subrogation, Lessor or Lessee may, in each instance, revoke said waiver of subrogation effective thirty (30) days from the date of notice to the other unless within such thirty (30) day period the other is able to secure and furnish, without additional expense, insurance from another company with such waiver of subrogation or if such waiver can only be obtained at additional expense, if the other agrees to pay such additional expense.

11. Care of the Property.

(a) Lessee shall, during the term of this Lease, at its own expense, keep the interior of the Detroit Real Estate in good condition and repair and shall not let the Property fall out of repair, and shall make repairs or replacements promptly as they become necessary. Interior maintenance shall be deemed to include, but shall not be limited to, repairs or replacements required for windows, doors, floor coverings (excluding the floor slab), interior walls, ceilings, painting and decorating, electrical fixtures and equipment. In addition, Lessee shall be responsible for the repair (but not replacement of) and general maintenance of building systems, HVAC systems, plumbing systems, sidewalks and parking lots. Lessee shall be responsible for any costs and expenses incurred due to the installation and removal of trade fixtures and equipment installed by Lessee. Lessee shall be responsible for landscaping, snow removal and waste removal. Lessee, at its sole cost and expense, shall keep the Property at all times in good condition and in a sanitary and safe condition in accordance with the laws of the State of Michigan, and in accordance with all directions, rules and regulations of the applicable Michigan departments and authorities, health offices, fire marshals, building inspectors or other proper officers of the governmental agencies having jurisdiction, and Lessee shall comply with all environmental and other requirements of law, ordinance or otherwise, pertaining to or affecting the Property. If Lessee fails to make such repairs and/or replacements, Lessor may do so at Lessee's expense in accordance with Section 23. Lessee shall permit no waste or nuisance upon or damage or injury to the Property or utilities supplied thereto. Nothing contained herein shall require Lessee to make any alterations or improvements in or to the Property unless the same may be required as a result of Lessee's particular and specific use of the Property or is otherwise specifically required pursuant to the terms of this Agreement.

(b) Lessor shall, during the term of this Lease, keep the foundation, roof, floor slab, structural supports and exterior walls of the Detroit Real Estate in good condition and repair; provided, however, that Lessor shall not be obligated for any of such repairs until the expiration of a reasonable period of time after receipt of written notice from Lessee that such repair is needed. Further Lessor shall be responsible for the replacement of building systems, HVAC systems, plumbing systems, repaving (versus replacing) of parking lots and/or sidewalk, but only to the extent that Lessee fulfilled its repair and maintenance obligations pursuant to Paragraph 11(a). In no event shall Lessor be obligated under this Paragraph to repair any damage caused by any act, omission, or negligence of Lessee or its employees, agent, invitees, licensees, sub-tenants, or contractors.

12. Payment For Services Rendered by Lessor. In the event that Lessor at any time shall, at the request of Lessee or on Lessee's behalf in accordance with Section 23, either perform or cause to be performed, itself or by Lessor's Parties, any work in connection with the Property, or shall supply or cause to be supplied any materials to the Property, the cost of such services, work or materials (other than for Lessor's Obligations for which Lessor shall be liable for payment) is to be borne by Lessee under the terms of this Lease or otherwise. Lessor shall invoice Lessee for such costs, which sum shall be payable by Lessee within fifteen (15) days after delivery of such invoice. All such sums shall constitute and be treated as Additional Rent hereunder and, if Lessee shall fail to pay the same in a timely fashion, Lessor, in addition to all other remedies available to it, shall be entitled to exercise all remedies available to it under this Lease for nonpayment of rent.

13. Utilities. The Lessee hereby covenants and agrees to pay all charges for heat, light, water, sewer and garbage removal, and for all other utilities which shall be used in or charged against the Property during the Term.

14. Use of the Property. The Property shall be used solely in Lessee's business. In no event shall Lessee use or permit the use of any part of the Property in violation of any provision of Environmental, Health and Safety Requirements, Environmental Protection Laws, and/or any health, sanitation or other laws, ordinances, rules or regulations of any municipal, county, state of federal body. Lessee shall not conduct Lessee's business in any manner prohibited by any code or principles of such business, business or profession, and in no event in any manner prohibited by law. Lessee agrees to conduct its business at all times in a high-class and reputable manner.

15. Damage to Property. If the Detroit Real Estate is so damaged during the Term by fire or other casualty that it cannot reasonably be expected to be repaired within 180 days after the casualty or the Detroit Real Estate is rendered untenantable, Lessor and Lessee shall each have the right to terminate this Lease by written notice to the other within thirty (30) days after occurrence of the casualty. If neither party elects to terminate this Lease or if the Detroit Real Estate is damaged by fire or other casualty but to a lesser extent than specified in the foregoing sentence, then Lessor shall promptly repair and reconstruct the Detroit Real Estate to substantially the same condition as existed immediately prior to such casualty loss, but only to the extent there are insurance proceeds available for such repairs and/or reconstruction. If Lessor does not substantially complete the repair and restoration of the Detroit Real Estate within 210 days after the date of the casualty, Lessee shall have an additional right to cancel and terminate this Lease upon delivery of notice to Lessor delivered not more than thirty (30) days after the expiration of such 210 days period.

16. Eminent Domain. If the whole or any part of the Property shall be taken by any public authorities under the power of eminent domain, or sold under threat or in lieu of such a taking, then the Term of this Lease shall cease on the part so taken or sold from the day that possession of that part shall be acquired by such public authority, and the rent shall be paid up to that day. If more than one-third (1/3) of the Property shall be taken or sold, then from the day of the taking or sale, Lessor and Lessee each shall have the right to cancel this Lease and declare the same null and void. If less than one-third (1/3) of the Property is taken or sold, or if more than one-third (1/3) is taken or sold but neither Lessor nor Lessee elects to cancel this Lease, then Lessee shall remain in possession of the remainder of the Property under the terms herein provided, except that the rental shall be reduced in the proportion which the value of the part taken or sold bears to the value of the whole of the Property immediately before such taking or sale. All damages awarded for such taking shall belong to and be the property of Lessor irrespective of the basis upon which they are awarded, except that Lessor shall not be entitled to any portion of the award made to Lessee for removal and reinstallation of fixtures or moving expenses.

17. Access To Property.

(a) Without expanding Lessor's Obligations in any way, Lessee shall permit Lessor and Lessor Parties access to the Property at all reasonable hours for the purpose of examining the Property and making any repairs, alterations, or additions which the Lessor may deem necessary for the safety or preservation of the Property or the Building, and Lessor and Lessor Parties shall be allowed to take all material into and upon the Property that may be required therefor, and to perform such acts without the same constituting an eviction of Lessee in whole or in part. The rent reserved shall in no way abate while said repairs, alterations, improvements or additions are being made. Nothing herein contained shall be deemed to impose upon Lessor any obligation for the care, supervision or repair of the Building or the Property which is not elsewhere specifically set forth in this Lease. Except in the case of an emergency in which Lessor believes injury to person or property to be imminent, Lessor shall give reasonable notice to Lessee prior to entry for any of the purposes herein set forth, which notice shall include a description of the work, if any, to be performed. Any work to be performed in the Property under this Paragraph shall be carried out with as little disruption to Lessee's operations as reasonable under the circumstances.

(b) Lessee agrees that for a period commencing one hundred eighty (180) days prior to termination of this Lease, Lessor may show the Property to prospective lessees at reasonable hours with prior reasonable notice to Lessee provided that all such persons abide by Lessee's posted health and safety rules, and may display in and about said Property and in the windows of the building thereon, the usual and ordinary "TO RENT" signs.

18. Assignment and Subletting. Lessee agrees not to assign, sublet or in any manner transfer, mortgage or encumber this Lease or any estate or interest herein without the prior written consent of Lessor, not to be unreasonably withheld (but requiring, as a condition to such consent that the proposed assignee or party entering into a sublet be as financially sound as the Lessee and that the Lessee and such proposed assignee or subletting party executing documents reasonably provided in connection therewith by Lessor and its counsel). The sale, assignment or transfer of a controlling interest in the stock of Lessee shall constitute an "assignment" hereunder requiring the prior written consent of Lessor. Notwithstanding the foregoing two sentences, Lessee may transfer controlling ownership or assign this Lease interest to a parent, subsidiary or affiliate of Lessee without Lessor's consent; provided that all such prior assignees remain liable hereunder after such assignment and so long as such assignee or transferee signs such documents reasonably provided by Lessor or its counsel in connection therewith. Any one consent by Lessor shall not be deemed to be a consent to any subsequent assignment, subletting, transfer, mortgage or encumbrance. The acceptance of rent from an assignee, sublessee or occupant shall not in itself constitute an approval by Lessor of an assignment and/or subletting.

19. Environmental Matters.

(a) During the Term and all periods during which Lessee or any Lessee Party occupies or uses all or any portion of the Property, the Lessee shall be in compliance with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, Lessee shall obtain and comply with all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of the Property and the operation of the Lessee's business.

(c) During the Term and all periods during which Lessee or any Lessee Party occupies or uses all or any portion of the Property, none of the following shall exist at the Property due to acts of Lessee and/or any Lessee Party (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(d) The Lessee and Lessee Parties shall not treat, store, dispose of, arrange for or permit the disposal of, transport, handle, manufacture, distribute, or release any substance, including without limitation any hazardous substance at, above, below or from the Property so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements. To the Knowledge of Lessor (i) no Hazardous Materials are present in or on the Property or the soil, surface water or ground water of the Property which would have a Material Adverse Effect on the Property taken as a whole, (ii) no underground storage tanks are present in or on the Property, and (iii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Materials or pursuant to any Environmental, Health and Safety Requirements or Environment Protection Laws. For purposes of this Lease, (A) "Knowledge" means the current actual knowledge of William H. White, and (B) "Material Adverse Effect" means any effect or change that would actually have a materially adverse effect on the Property.

(e) Lessee shall furnish Lessor on request all environmental audits, reports and other material environmental documents relating to the Property which were prepared by or for Lessee.

(f) Lessee shall not use, store, treat, handle, transport or dispose of any Hazardous Materials, on, across or underneath the Property in any manner in violation of any Environmental, Health and Safety Requirements.

(g) During the Term and all periods during which Lessee or any Lessee Party occupies or uses all or any portion of the Property, Lessee shall, at its own cost and expense, comply, and ensure compliance with, all Environmental, Health and Safety Requirements relating in any way to Lessee's business.

(h) Lessee shall defend, indemnify and hold harmless Lessor and Lessor Parties, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise arising out of, or in any way related to the following which are caused by Lessee or any Lessee Party: (i) the presence, disposal, release or threatened presence, disposal or release of any Hazardous Materials on, over, under, from or affecting the Property or the soil, water, vegetation, building, personal property, persons or animals thereon; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; and/or (iv) any violations of Environmental Protection Laws or demands of government authorities which are based upon or in any way relate to such Hazardous Materials including, without limitation, reasonable attorneys and consultants fees, reasonable investigation and laboratory fees, court costs and reasonable litigation expenses.

(i) Lessor shall defend, indemnify and hold harmless Lessee and Lessee Parties from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the following which were caused by Lessor, any Lessor Party or any prior Lessee or which otherwise occurred prior to the execution of this Lease; (i) the presence, disposal or release of any Hazardous Materials on, over, under, from or affecting the Property or the soil, water, vegetation, building, personal property, persons or animals thereon; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials; and/or (iv) any violations of Environmental Protection Laws or demands of government authorities which are based upon or in any way relate to such Hazardous Materials including, without limitation, reasonable attorneys and consultants fees, reasonable investigation and laboratory fees, court costs and reasonable litigation expenses.

(j) Upon expiration of the Term and any additional period during which Lessee occupies the Property (whether pursuant to, or in violation of, the terms of this Lease), Lessee shall deliver the Property to Lessor free of any and all Hazardous Materials caused by Lessee or any Lessee Party.

(k) Lessee agrees to: (i) give immediate written notice to Lessor if Lessee (A) becomes aware that either Lessee or the Property is not, or is accused of not being in compliance with any Environmental, Health or Safety Requirements, (B) becomes aware that Hazardous Materials are being stored, handled, disposed of, transported or otherwise used on, across or underneath the Property in a manner which is or Lessee reasonably believes might be in violation of any Environmental Protection Laws; or (C) Lessee receives any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities, including any investigatory, remedial or corrective obligations, relating to all or any portion of the Property arising under Environmental, Health and Safety Requirements; (ii) at reasonable times and with prior reasonable notice to Lessee, provide Lessor with access to the Property and to the books and records of Lessee for the purpose of verifying all representations, warranties and covenants contained herein; and (iii) provide Lessor with any additional information sought in this regard to the extent that such information is in the custody or control of Lessee.

(l) Upon the occurrence or discovery of any non-compliance with any Environmental, Health or Safety Requirements caused by Lessee or any Lessee Party, Lessee shall immediately take such action as is necessary to mitigate the effect of such non-compliance.

(m) All terms and provisions of this Paragraph shall be in addition to any and all other obligations and liabilities Lessee may have to Lessor under statute or at common law, and shall survive termination of this Agreement.

(n) For purposes of this Agreement:

(i) "Environmental, Health and Safety Requirements" means, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

(ii) "Hazardous Materials" shall mean any chemical or other substance that is prohibited, limited or regulated by law or that might pose a hazard to health or safety including, but not limited to, asbestos, dioxins, urea formaldehyde foam insulation, oil, gasoline, polychlorinated biphenyls, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials now or hereafter defined in, regulated or otherwise prohibited by any past, present or future Environmental Protection Laws; and

(iii) "Environmental Protection Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq), the Clean Air Act, as amended (42. U.S.C. Section 7401 et seq.), any regulations adopted and publications promulgated pursuant thereto, and any other federal, state or local governmental law, ordinance, rule, regulation, policy, requirement, decree, order or judgment presently in effect or that may be promulgated or take effect in the future, as the same may be amended from time to time, which governs the use, storage, treatment, transportation, manufacture, refinement, handling, production, discharge, removal or disposal of any Hazardous Materials, or otherwise relates to the ecology, the environment or land use.

20. Surrender. At the expiration of the Term of this Lease, or upon the sooner termination thereof, Lessee shall surrender the Property broom clean and in as good condition and repair as the Property was in as of the Commencement Date of this Lease, and shall promptly upon surrender deliver all keys for the Property to Lessor at the place then fixed for payment of rent.

21. Bankruptcy and Insolvency.

(a) Neither Lessee's interest in this Lease, nor any estate hereby created in Lessee nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Federal Bankruptcy Code. In the event the interest or estate created in Lessee hereby shall be taken in execution or by other process of law, or if Lessee is determined to be insolvent by a Court of competent jurisdiction, other than a United States Bankruptcy Court, or if a receiver or trustee of the property of Lessee shall be appointed by reason of the insolvency or inability of Lessee to pay its debts, or if any assignment shall be made of the property of Lessee for the benefit of creditors, then and in such events, this Lease and all rights of Lessee hereunder shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally set forth herein and fixed for the expiration of the Term, and Lessee shall vacate and surrender the Property but shall remain liable as herein provided. The allowance of any petition under insolvency law, except under the Federal Bankruptcy Code, or the appointment of a trustee or receiver of Lessee or of the assets of Lessee, shall, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment, be deemed a material breach of Lessee's obligations hereunder, and this Lease shall thereupon automatically terminate. Lessor does, in addition, reserve any and all other remedies provided in this Lease or in law.

(b) Upon the filing of a petition by or against Lessee under the Federal Bankruptcy Code, Lessee, as debtor and as debtor in possession, and any trustee who may be appointed agrees as follows: (i) to perform each and every obligation of Lessee under this Lease including, but not limited to, the payment of all rent and expenses due Lessor in the manner as provided in this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to reject or assume this Lease within sixty (60) days of the filing of a petition under the Federal Bankruptcy Code; (iii) to give Lessor at least thirty (30) days' prior written notice of any proceeding relating to any assumption of this Lease; (iv) to give at least thirty (30) days' written notice of abandonment of the Property - - any such abandonment to be deemed a rejection of this Lease; (v) to give to Lessor, as adequate assurance of future performance under this Lease pursuant to Section 365 of the Bankruptcy Code, cash security in an amount equal to six (6) months rent including all of the charges payable by Lessee hereunder, plus grant to Lessor a post-petition lien upon all of Lessee's assets approved by the United States Bankruptcy Court pursuant to Section 364(c) of the Bankruptcy Code; (vi) to do all things of benefit to Lessor otherwise required under the Bankruptcy Code; and (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above, waiving notice and hearing of the entry of same. No default of this Lease by Lessee, either prior or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Lessor. Included within and in addition to any other conditions or obligations imposed upon Lessee or its successor in the event of assumption and/or assignment are the following: (A) the cure of any monetary defaults and the reimbursement of pecuniary loss within thirty (30) days of assumption and/or assignment; and (B) the use of the Property for the purpose as set forth in this Lease; and (C) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (D) no physical changes of any kind may be made to the Property unless in compliance with the applicable provisions of this Lease.

22. Breach; Remedies.

(a) If (i) any amounts payable by Lessee to Lessor (including but not limited to Base Rent and Additional Rent) shall be and remain unpaid for more than ten (10) business days after notice that the same is due and payable, or (ii) Lessee shall violate or default in the performance of any of the non-monetary terms, provisions, covenants, agreements, or conditions herein, or (iii) the employment of William H. White pursuant to the Employment Agreement executed simultaneously with this Lease between William H. White and the Lessee (the "White Employment Agreement") is terminated in accordance with its terms by Lessee without Cause (as defined in the White Employment Agreement) and not in accordance with Section 9(b) thereof or properly terminated by William H. White for Good Reason (as defined in the White Employment Agreement) in accordance with the White Employment Agreement or the White Employment Agreement expires (the "Default Causes"), or (iv) the Lessee is in default pursuant to the terms of the License Agreement (the "License Agreement") among Lessor, Lessee and HMW, L.L.C. executed simultaneously with this Lease, and, in each or any such case, such violation or default shall continue for a period of forty five (45) days after written notice of such violation or default, provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such forty five (45) day period, Lessee shall not be deemed to be in default if Lessee shall within such period commence such cure and thereafter diligently prosecute the same to completion, or if Lessee shall be adjudged bankrupt or file a petition in bankruptcy or become insolvent, or make any assignment for the benefit of creditors, then, in addition to and not as a limitation on or in lieu of such other or additional remedies as may be available to Lessor under this Lease or by law, Lessor shall have the right to declare this Lease forfeited and the Term ended, or to re-enter the Property and remove all persons and chattels therefrom, or to exercise all such remedies, and Lessor shall not be liable for damages to person or property by reason of any such re-entry or forfeiture. In the event of such re-entry by Lessor without declaration of forfeiture, the liability of Lessee for the Rent provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease, and any rentals prepaid may be retained by Lessor and applied against the costs of re-entry, or as liquidated damages, or both. Lessee will pay, in addition to the Rent and other sums agreed to be paid hereunder, reasonable attorneys fees, costs and expenses in any suit or action instituted by Lessor to enforce the provisions of this Lease or the collection of the rentals due Lessor hereunder, and all costs, expenses and damages incurred by Lessor as a result of Lessee's default including, without limitation, reasonable broker fees incurred in connection with any re-letting and all costs and expenses to refurbish, remodel or redecorate the Property.

(b) In the event of declaration of forfeiture at or after the time of re-entry, Lessor may re-let the Property or any part thereof for a term or terms and at a rent which may be less than or exceed the balance of the Term of and the rent reserved under this Lease, the rental for which the Property is so re-let to a third party unaffiliated with the Lessor being prima facie the fair and reasonable rental value thereof, and in such event Lessee shall pay to Lessor as liquidated damages for Lessee's default hereunder, at Lessor's option:

(i) Any deficiency between the total rent reserved hereunder and the net amount, if any, of the rents collected on account of any lease or leases of the Property for what would otherwise have constituted the balance of the Term of this Lease; in computing such liquidated damages there shall be added to such deficiency any reasonable expenses which Lessor may incur in connection with re-letting, such as legal expenses, attorneys' fees, brokerage fees and expenses, advertising, making alterations and repairs, keeping the Property in good order and for preparing the same for re-letting; any such liquidated damages shall be paid in monthly installments by Lessee on the Rent Day; or

(ii) Any deficiency between the total rent reserved hereunder and the fair and reasonable rental value of the Property, both discounted at four (4%) percent per annum to present value at the time of the declaration of forfeiture.

(c) Lessor shall in no event, whether or not forfeiture has been declared, be obliged or be responsible in any way whatsoever for failure to re-let the Property or, in the event that the Property are re-let, for failure to collect the rent thereof under such re-letting, provided, however, that Lessor shall be obligated to act in good faith in discharging Lessor's obligation to mitigate damages. The failure of Lessor to re-let the Property or any part thereof shall not release or affect Lessee's liability for rent or damages.

(d) The proceeds of any re-letting shall be applied: first, to the payment of any indebtedness of Lessee to Lessor other than rent due hereunder; second, to the payment of any reasonable costs of such re-letting, including the cost of any reasonable alterations and repairs to the Property; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent as the same may become due and payable hereunder. Should the proceeds of such re-letting during any month be less than the monthly rent reserved hereunder, then Lessee shall during each such month pay such deficiency to Lessor.

(e) Any late rent and other delinquent amounts due and owing Lessor under this Lease shall accrue interest at a rate equal to the lesser of (i) twelve percent (12%) per annum, or (ii) the maximum rate permitted by law, commencing upon the date the rent or other payment is due and continuing to and including the date Lessor receives such payment.

(f) If, as a matter of law, Lessor has no right on the bankruptcy of Lessee to terminate this Lease, then the provisions of Paragraph 21(b) shall apply.

23. Lessor's and Lessee's Right to Cure Defaults. If Lessee defaults in the performance of any provision of this Lease, after the expiration of any applicable notice and cure period, Lessor shall have the right to cure such default for the account of Lessee, upon ten (10) days' prior written notice to Lessee, and Lessee shall within fifteen (15) days after being billed therefor reimburse Lessor for any expenditure made by Lessor in order to cure such default. All such sums shall constitute and be treated as Additional Rent hereunder.

If Lessor shall fail to perform any replacements or provide any service required to be performed or provided of Lessor under this Lease (collectively, "Required Obligations"), Lessee, at Lessee's election (but without any obligation to do so), may perform any of such Required Obligations for the account of Lessor. Lessor shall reimburse Lessee for its reasonable out-of-pocket costs incurred in connection with Lessee's performance of a Required Obligation within fifteen (15) days after Lessee's rendition of a bill or statement to Lessor therefor. If Lessor fails to reimburse Lessee for such amounts within said fifteen (15) days then Lessee may promptly deduct any reasonable amounts so expended by Lessee from the next succeeding payments of Rent coming due under this Lease.

24. Removal of Lessee's Property Upon Termination. If Lessee shall fail to remove all of Lessee's property from the Property upon termination of this Lease for any cause whatsoever, Lessor may at its option remove the same in any manner that it chooses and store such property without liability to Lessee for loss thereof, and Lessee agrees to pay Lessor on demand any and all expenses incurred in such removal, including court costs and reasonable attorneys' fees and reasonable storage charges on such property for any length of time such property shall be in Lessor's possession. Lessee shall indemnify and hold Lessor harmless for any claim by third parties with respect to property owned or claimed by them, left at the Property by Lessee, and removed by Lessor pursuant to this Paragraph. Under no circumstances shall Lessor be obligated to retain any property left on the Property or in Lessor's possession longer than two (2) months after termination of this Lease, for whatever cause, and Lessor may thereafter dispose of such property in any manner it deems fair, including public or private sale or by destruction, discard or abandonment and the proceeds of any such sale shall be applied against any sums due Lessor under this Lease.

25. Holding Over. In the event Lessee remains in possession of the Property after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying the Property as a Lessee from month to month, subject to all conditions, provisions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent shall be one hundred twenty five percent (125%) of the amount of Base Rent, payable immediately prior to commencement of such month-to-month tenancy. Such month-to-month tenancy shall be terminable by either party upon thirty (30) days written notice.

26. Force Majeure. Anything in this Lease to the contrary notwithstanding, neither party shall be deemed in default with respect to the performance of any obligation on its part to be performed under this Lease if such default shall be due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material or service, or through acts of God or other cause or causes, whether similar or dissimilar to those enumerated, beyond the control of either party, and the period for either party to perform such obligation shall be extended by a period equal to the period of delay caused by such reason.

27. Quiet Enjoyment. Lessor covenants that Lessee may peaceably and quietly enjoy the Property, subject to the terms, provisions, covenants, agreements, stipulations, rules or conditions of this Lease, upon Lessee's paying the Base Rent and Additional Rent and observing and performing all the terms, provisions, stipulations, rules, agreements, covenants and conditions of this Lease, on Lessee's part to be observed and performed, without molestation or hindrance by any person holding under or through Lessor.

28. Estoppel Certificate. Lessee from time to time shall, upon request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing the instruments of modification); (b) the dates to which rent and other charges have been paid; (c) that Lessor is not in default hereunder (or specifying the nature of any default(s) Lessee claims to exist at the time of such certification); and (d) such other matters pertaining to this Lease and Lessee's occupancy of the Property as Lessor may request, it being intended that any such statement delivered pursuant to this Paragraph may be relied upon by Lessor, a prospective purchaser of Lessor's interest in the Property or this Agreement, mortgagee of Lessor's interest or assignee of any mortgage upon Lessor's interest in the Property. Lessee shall not be entitled to withhold such statement on the basis of any claimed default by Lessor hereunder, nor upon any other basis.

29. Miscellaneous.

(a) Gender. Whenever in this Agreement words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter wherever they would so apply, and wherever in this Agreement words, including pronouns, are used in the singular, they shall be read and construed in the plural, wherever they would so apply.

(b) Captions. The topical headings are for convenience only and do not define, limit or construe the contents of any paragraphs or clauses.

(c) Amendments. This Lease can only be modified or amended by an agreement in writing signed by the parties hereto.

(d) Severability. The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision unenforceable, invalid or illegal.

(e) Time. Time is of the essence of this Agreement.

(f) Binding Effect. All provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

(g) Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Michigan. Any action, suit or proceeding to enforce this Agreement or any terms hereof shall be brought in the state or federal courts located in Michigan and nowhere else.

(h) Waiver. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The waiver of a breach of, or default under, any terms of this Agreement shall not be construed as a waiver of any subsequent breach or default.

(i) Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(j) Remedies on Breach. The rights, remedies and benefits provided by this Agreement shall be cumulative and not exclusive of any other rights, remedies and benefits allowed by law, in equity, bankruptcy or otherwise. No failure on the part of either party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. The waiver of a breach of, or default under, any terms of this Agreement shall not be construed as a waiver of any subsequent breach or default.

(k) Fees and Expenses.  Each party shall pay its own fees, expenses and other costs incurred with respect to this transaction.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or electronic mail shall be as effective as delivery of a manually executed signature page to this Agreement.

(m) No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that each party and that party's counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by all of the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application and is expressly waived by each party to this Agreement.

(n) Course of Dealing. No course of dealing between or among the parties to this Agreement, or any owner/member of any of the parties to this Agreement, shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party to this Agreement.

(o) Enforcement and Expenses. Except as provided above, each party shall be entitled to reimbursement of all fees and expenses incurred (including, but not limited to reasonable attorneys' fees) in connection with the enforcement of the rights and benefits conferred by this Agreement.

30. Bills and Notices. Bills, statements, notices or communications which Lessor may desire or be required to give to Lessee, shall be deemed sufficiently given or rendered if, in writing, delivered to Lessee personally or sent by registered, certified or first class mail, postage prepaid, addressed to Lessee at the address set forth on the first page of this Lease, or at such other address as Lessee shall designate by written notice, and the time of the rendition of such bill or statement and of the giving of such notice or communication shall be deemed to be the time when the same is delivered to Lessee or placed in the mail as herein provided. If Lessee is occupying the Property, personal delivery to the Property by Lessor shall be deemed sufficient hereunder. Any notice by Lessee to Lessor must be delivered to Lessor personally or sent by registered, certified or first class mail, postage prepaid, to Lessor at the address set forth on the first page of this Lease, or at such other address as Lessor shall designate by written notice.

31. Signage. All signs and advertising displayed in and about the Property shall be such only to advertise the business carried on upon the Property, and Lessor shall control the character and size thereof, and no sign shall be displayed excepting such as shall be approved in writing by Lessor.

32. No Recording. The Lessee shall not record a copy of the lease, or any memorandum of the lease, with the Register of Deeds, without the Lessor's prior written consent.

33. Definition of Lessor; Transfer By Lessor. Lessor may, at its option, transfer its interest in the Building, the Property, the Property or this Agreement. The term "Lessor" as used in this Lease so far as covenants, agreements, stipulations or obligations on the part of the Lessor are concerned, shall be limited to mean and include only the entity which owns the Property at the time in question and, in the event of any transfer or transfers of such ownership, the Lessor herein named (and in case of any subsequent transfers or conveyances the then transferor) shall not remain liable for the performance of the covenants and obligations on the part of Lessor contained in this Lease thereafter to be performed.

34. Accord and Satisfaction. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly Base Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Lessor shall accept such check or payment without prejudice to Lessor's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

35. Entire Agreement. This Lease sets forth all of the covenants, agreements, stipulations, promises, conditions and understanding between Lessor and Lessee concerning the Property and there are no covenants, agreements, stipulations, promises, conditions or understandings, either oral or written, between them other than herein set forth.

36. Lessor's Representations and Warranties. The Lessor represents and warrants to the Lessee as follows:

(a) The Lessor has the right to lease the Property to the Lessee pursuant to this Agreement.

(b) The Lessor has not received any written notice of violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Property, and to Lessor's actual knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(c) Lessor has no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Lessee could become liable or obligated.

(d) The Property has been approved for uses consistent with Lessee's uses and with legal requirements in effect as of the Commencement Date. The Property is in compliance with all government laws, regulations, and requirements in effect as of the Commencement Date, including, without limitation, all applicable ADA requirements or exemptions thereof.

37. Additional Provisions Relating to Detroit Personal Property.

(a) Lessee shall make all necessary or appropriate repairs and replacements to the Detroit Personal Property. Lessee, at its sole cost and expense, shall keep the Detroit Personal Property at all times in as good condition as the Detroit Personal Property is in today (reasonable wear and tear excepted) and in a sanitary and safe condition in accordance with the laws of the State of Michigan, and in accordance with all directions, rules and regulations of all health offices, fire marshals, equipment inspectors or other proper officers of the governmental agencies having jurisdiction, and Lessee shall comply with all environmental and other requirements of Law pertaining to or affecting the Detroit Personal Property. Lessee, at its expense, shall promptly repair (or replace as needed) all damage to the Detroit Personal Property. If Lessee fails to make such repairs and/or replacements, Lessor may do so at Lessee's expense and the cost thereof shall be paid by Lessee as Additional Rent to Lessor promptly upon receipt of Lessor's statement therefor. Lessee shall permit no waste or nuisance upon or damage or injury to the Detroit Personal Property or utilities supplied thereto.

(b) All work described in this Section 37 shall be performed only by qualified contractors and subcontractors or by Lessee's employees qualified to do so. Lessee shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Lessor as additional insureds and loss payees against such risks, in such amounts, and with such companies as Lessor may reasonably require. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Detroit Personal Property.

(c) All work performed, materials furnished, or obligations incurred by or at the request of a Lessee Party shall be deemed authorized and ordered by Lessee only, and Lessee shall not permit any liens, security interests or other encumbrances to be filed against the Detroit Personal Property. If any such lien, security interest or other encumbrance is filed, then Lessee shall, within ten days after the filing thereof (or such earlier time period as may be necessary to prevent the forfeiture of the Detroit Personal Property, or any interest of Lessor therein or the imposition of a civil or criminal fine with respect thereto), either (i) pay the amount of the lien, security interest or encumbrance and cause the lien, security interest or encumbrance to be released of record, or (ii) diligently contest such lien, security interest or encumbrance and deliver to Lessor a bond or other security reasonably satisfactory to Lessor. If Lessee fails to timely take either such action, then Lessor may pay the claim, and any amounts so paid, including expenses and interest, shall be paid by Lessee to Lessor within ten days after Lessor have invoiced Lessee therefor. Lessor and Lessee acknowledge and agree that their relationship is and shall be solely that of "lessor-lessee" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Lessee, any contractor or subcontractor of Lessee or any other Lessee Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Detroit Personal Property, at any time from the date hereof until the Fulfillment Date, are hereby charged with notice that they look exclusively to Lessee to obtain payment for same. Nothing herein shall be deemed a consent by Lessor to any liens being placed upon the Detroit Personal Property or Lessor's interest therein due to any work performed by or for Lessee or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Lessor to reimburse Lessee for any portion of the cost of such work. Lessee shall defend, indemnify and hold harmless Lessor and their respective agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees) in any way arising from or relating to the failure by any Lessee Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Lessee Party. This indemnity provision shall survive termination or expiration of this Agreement.

(d) Lessee shall not, without the prior written consent of Lessor (which consent may be withheld in the Lessor's sole discretion) (i) grant any license, concession, or other right of use or all or any portion of the Detroit Personal Property, or (ii) permit the use of the Detroit Personal Property by any parties other than Lessee.

(e) (i) During the Term, the Detroit Personal Property shall at all times be the sole and exclusive property of the Lessor and the Lessee shall have no rights or property interest in the Detroit Personal Property, except for a lessee's right to use the Detroit Personal Property in the normal operation of the Lessee's business in accordance with this Agreement.

(ii) The Detroit Personal Property is and shall remain personal property even if installed in or attached to real property.

(iii) The Lessee shall keep the Detroit Personal Property at all times free and clear from all claims, levies, liens, encumbrances, and process. The Lessee shall give the Lessor immediate notice of any such attachment or other judicial process affecting any article of Detroit Personal Property.

(iv) The Lessee shall not pledge, lend, create a security interest in, sublet or part with possession of the Detroit Personal Property or any part thereof or attempt in any other manner to dispose thereof, or remove the Detroit Personal Property or any part thereof from the Lessee's premises, without the Lessor's written consent (which consent may be withheld in the Lessor's sole discretion).

(f) LESSOR IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE DETROIT PERSONAL PROPERTY OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION, AS THE CASE MAY BE, REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AS TO PHYSICAL CONDITIONS, OPERATING HISTORY, VALUATION, OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE DETROIT PERSONAL PROPERTY AND NONE SHALL BE IMPLIED BY LAW. LESSEE IS RELYING SOLELY ON ITS OWN EXPERTISE AND ITS FAMILIARITY WITH THE DETROIT PERSONAL PROPERTY, ON THE EXPERTISE OF LESSEE'S INSPECTORS AND CONSULTANTS, AND THE LESSEE'S AND SUCH INSPECTORS' AND CONSULTANTS' INSPECTIONS OF THE DETROIT PERSONAL PROPERTY. UPON EXECUTION OF THIS AGREEMENT, LESSOR IS DELIVERING POSSESSION OF THE DETROIT PERSONAL PROPERTY TO THE LESSEE AND THE LESSEE IS ACCEPTING POSSESSION OF THE DETROIT PERSONAL PROPERTY "AS IS" AND "WHERE IS", WITH ALL FAULTS, AND WITH NO ADJUSTMENTS FOR PHYSICAL FUNCTIONAL, ECONOMIC CONDITIONS, AND THERE ARE NO ORAL AGREEMENTS, REPRESENTATIONS OR WARRANTIES RELATED TO THE DETROIT PERSONAL PROPERTY OR AFFECTING THE DETROIT PERSONAL PROPERTY BY LESSOR. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE EXECUTION OF THIS AGREEMENT.

38. Early Termination by Lessee. Notwithstanding any provision herein to the contrary, Lessor acknowledges that Lessee, without in any way incurring any liability to Lessor, may terminate this Lease at any time upon thirty (30) days written notice to Lessor upon the occurrence of any of the following: (a) if Lessor and/or HMW, L.L.C. is in default under the License Agreement (as defined in Section 22) after any applicable notice and cure period, (b) if the White Employment Agreement (as defined in Section 22) terminates for any reason other than a Default Cause (as defined in Section 22), or (c) if Lessor and/or HMW, L.L.C. is in default under the Transition Agreement after any applicable notice and cure period. In the event Lessee shall give such notice of termination, this Lease shall come to an end and expire on the termination date set forth in the notice of termination, with the same force and effect as though said date were the end of the Term.

[Signatures are on the following page]

Signed:

Lessor:

H.M. White Holding Co., Inc., a Michigan corporation

By

William H. White, President

Lessee:

H.M. White, Inc., a Delaware corporation

By

Its:

Exhibit 3.5

Form of License Agreement

LICENSE AGREEMENT

This License ("Agreement") is executed as of [Transition Date per the Transition Agreement] (the "Commencement Date") among H.M. White Holding Co., Inc., a Michigan corporation, whose address is 12855 Burt Road, Detroit, Michigan 48223 ("Holdings"), HMW, L.L.C. a Michigan limited liability company ("HMWLLC") (Holdings and HMWLLC collectively referred to herein as "Licensor") and H.M. White, Inc., a Delaware corporation, whose address is 3120 Forrer St., Cincinnati, Ohio 45209 ("Licensee").

R E C I T A L S:

This Agreement is being made under the following circumstances:

1. Licensor has agreed to license to Licensee, and Licensee has agreed to accept an exclusive license from Licensor with respect to the Licensor Intellectual Property (as defined below).

2. The parties wish to reduce their agreements to writing.

In consideration of the above Recitals and the promises and provisions set forth in this Agreement, the parties agree as follows:

1. Definitions. The following definitions have the meanings given to them:

"Affiliate" means any business or other entity which is directly or indirectly controlling, controlled by or under common control with the specified entity. For purposes of this Agreement, the term "control" means direct or indirect ownership or actual control of at least 51% of the voting shares or other equity interest having the right to vote for directors or persons performing a similar function. As used in this Agreement, the terms "Licensor" and "Licensee" include the respective Affiliates of each party.

"Business" means the business of industrial ventilation systems, sheet metal, and paint finishing construction.

"Change of Control" means any single transaction or series of transactions (including any merger or sale of stock, membership interest or assets) which results in the shareholders of the Licensee as of the date of this Agreement collectively owning less than 51% of the outstanding shares of Licensee (on a fully diluted basis).

"Employment Agreement" means the Employment Agreement entered into between William H. White and Licensee at the same time this Agreement is being executed.

"Enhanced IP" is defined in Section 2(f).

"Intellectual Property" means all methods, processes, techniques, inventions, works of authorship, know how, and technical information used in the Business.

"Lease Agreement" means the Lease Agreement entered into between Holdings and Licensee at the same time this Agreement is being executed.

"License Fees" means the amounts owing by the Licensee to the Licensor pursuant to Section 4 of this Agreement.

"Licensor Intellectual Property" means all of Licensor's right, title and interest in and to any and all of the following used in the Business: (a) all trademarks, service marks, trade dress, logos, slogans, trade names (including, but not limited to, "H.M. White", "Strand", "Now Industries", "White Environmental" and "Detroit Steel"), Internet domain names and rights in telephone and fax numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all mask works and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including source code, executable code, data, databases, and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Transition Agreement" means the Transition Agreement entered into among Holdings, HMWLLC and Licensee as of January 1, 2006.

2. License Grants.

(a) Licensor grants to Licensee an exclusive worldwide license, subject to the limited rights of the Licensor to fulfill its commitments pursuant to the Transition Agreement ("Retained Rights in the Licensor Intellectual Property" or "Retained Rights"), to use the Licensor Intellectual Property in connection with making, having made, using, selling, offering for sale, importing, exporting, distributing, or otherwise exploiting products and services relating to the Business ("Business Products and Services"). The licenses granted by Licensor to Licensee pursuant to this Section 2(a) may be referred to, from time to time, as the "Licensed Rights".

(b) During the Term of this Agreement, other than with respect to the Retained Rights in the Licensor Intellectual Property, Licensor shall have no rights of any kind whatsoever to use the Licensor Intellectual Property or to license or authorize any third party to use the Licensor Intellectual Property to make, have made, use, sell, offer for sale, import, export, distribute, or otherwise exploit the Business Products and Services.

(c) Subject to Section 9(b)(ii), Licensee shall have no right whatsoever to (i) grant sublicenses to third parties of the Licensor Intellectual Property for any purpose, or (ii) grant any other rights of any kind to third parties with respect to the Licensor Intellectual Property or any other of Licensee's rights pursuant to this Agreement, in each case, without the express written consent of Licensor, not to be unreasonably withheld, conditioned or delayed, which consent, if given, shall be so stated in writing within thirty (30) days of receipt of a written request for consent from Licensee to Licensor.

(d) The foregoing licenses and other rights granted by Licensor to Licensee are subject to all terms and conditions of this Agreement.

(e) Licensor reserves all rights in the Licensor's Intellectual Property except such rights specifically granted to Licensee under this Agreement.

(f) Upon the expiration of this Agreement or the termination of this Agreement by Licensor in accordance with its terms, Licensee grants to Licensor a perpetual, irrevocable, worldwide, paid up, royalty free non-exclusive license in and to modifications and enhancements of, and improvements upon, the Licensor Intellectual Property created by Licensee during the Term (the "Enhanced IP") for use by Licensor in connection with making, having made, using, selling, offering for sale, importing, exporting, distributing or otherwise exploiting Business Products and Services.

3. Term.

(a) Unless properly terminated earlier in accordance with the terms of this Agreement, the term of this Agreement shall commence effective as of the Commencement Date and shall end on the last day of the 36th full calendar month after the Commencement Date (the "Initial Term"). Thereafter, unless the Initial Term shall have been properly terminated earlier in accordance with the terms of this Agreement, the term of this Agreement shall be automatically extended for additional one-year periods (each, an "Extension Term"), on the same terms and conditions contained in this Agreement, unless the Termination Notice provided in the next sentence is given. Except if this Agreement has been properly terminated earlier in accordance with its terms, unless Licensee provides Licensor with written notice (the "Termination Notice") of Licensee's intent to terminate this Agreement at least six (6) months before the expiration of the Initial Term or at least three (3) months prior to the expiration of the applicable Extension Term, this Agreement shall automatically be extended for additional one-year Extension Terms. The period during which this Agreement is in effect, including the Initial Term and any Extension Term, if applicable, is the "Term".

(b) Upon the occurrence of a Default Event, Licensor shall have the right to terminate this Agreement. A "Default Event" shall occur if: (i) any amount due and payable by Licensee to Licensor pursuant to this Agreement shall be and remain unpaid for more than ten (10) business days after notice that the same is due and payable, (ii) Licensee breaches any of the non-monetary terms, provisions, covenants, agreements, or conditions in this Agreement; (iii) the employment of William H. White pursuant to the Employment Agreement is terminated in accordance with its terms by Licensee without Cause (as defined in the Employment Agreement) and not in accordance with Section 9(b) thereof or properly terminated by William H. White for Good Reason (as defined in the Employment Agreement) (the "Default Causes"), or (iv) the Lease Agreement is properly terminated by Holdings in accordance with its terms; provided, however, that in the case of clauses (ii)-(iv), inclusive, a Default Event shall not be deemed to have occurred unless such breach or termination continues for a period of forty-five (45) days after written notice of such breach or termination by Licensor; provided, further, however, that if the nature of the breach or termination is such that it cannot reasonably be cured within such forty-five (45) day period, a Default Event shall not be deemed to have occurred if Licensee has, within such period, commenced such cure and thereafter diligently prosecutes the same to completion, or Licensee shall be adjudged bankrupt or file a petition in bankruptcy or become insolvent, or make any assignment for the benefit of creditors. The rights of Licensor in this Section are in addition to and not a limitation on or in lieu of such other or additional remedies as may be available to Licensor under this Agreement or by law.

(c) Licensee, without in any way incurring any liability to Licensor, may terminate this Agreement at any time upon thirty (30) days' written notice to Licensor upon the occurrence of any of the following: (i) if Licensor is in breach of any term or provision of this License Agreement and Licensor fails to cure such breach within forty-five (45) days of being notified by Licensee of such breach, (ii) if the Employment Agreement terminates for any reason other than a Default Cause or the death or Disability (as defined in the Employment Agreement) of William White, or (iii) if Licensor is in default under or in breach of the Transition Agreement or if Holdings is in default under the Lease Agreement, after any applicable notice and cure period; provided, however, that if the nature of the breach or termination is such that it cannot reasonably be cured within such forty-five (45) day period, such breach or termination shall not be grounds for termination of this Agreement if Licensor has, within such period, commenced such cure and thereafter diligently prosecutes the same to completion. In the event Licensee shall give such notice of termination, this Agreement shall terminate on the termination date set forth in the notice of termination, with the same force and effect as though said date were the end of the Term. Notwithstanding anything to the contrary herein, if this Agreement terminates during the Term due to a default by Licensor that has not been cured during the applicable cure period, then Licensee's obligations to continue to make payments due hereunder shall cease at the time of such termination. The rights of Licensee in this Section are in addition to and not a limitation on or in lieu of such other or additional remedies as may be available to Licensor under this Agreement or by law.

(d) Upon the termination of this Agreement, whether by the expiration of the Term or any earlier termination pursuant to this Section 3, all rights granted to Licensee under this Agreement shall forthwith cease and terminate; provided, however, Licensee shall have the right to ship its inventory of finished Business Products and complete its Business Services for a period of ninety (90) days following termination. Licensee shall continue to pay Licensor the License Fees for such period.

4. Fees. Unless this Agreement is properly terminated by Licensee as provided herein:

(a) The Licensee shall pay to the Licensor during the Initial Term, as "License Fees", an annual licensing amount of $38,588, payable monthly in the amount of $3,215.67, in advance, upon the first day of each month (each a "Payment Day") of the Initial Term commencing on Commencement Date, and continuing on each Payment Day until the earlier of (i) the end of the Initial Term and (ii) the termination of this Agreement in accordance with its terms.

(b) (i) The annual amount of the License Fees for the first one-year Extension Term shall be $38,588 multiplied by the net percentage change between the Index (as defined below) published for the month of January, 2006 and the month of December, 2008. The annual amount of License Fees for this first Extension Term shall be payable in equal monthly payments each in the amount of 1/12 of the annual amount of the License Fees for the first Extension Term and shall be payable each month of the first Extension Term, in advance, upon each Payment Day of the first Extension Term..

(ii) For each subsequent one-year Extension Term, if any, the annual amount of the License Fees for that one-year Extension Term shall be the annual amount of the License Fees for the immediately preceding one-year Extension Term multiplied by the net percentage change between the Index published for the month of January of the immediately prior Extension Term and the month of December of the immediately prior Extension Term. The annual amount of License Fees for the applicable Extension Term shall payable in equal monthly payments each in the amount of 1/12 of the annual amount of the License Fees for that Extension Term, in advance, upon each Payment Day of the applicable Extension Term.

(iii) Notwithstanding anything to the contrary in this Agreement, in no event shall the annual rate of the License Fees for any Extension Term ever be less than the annual rate of the License Fees for the immediately prior Extension Term.

(iv) All License Fee payments shall be paid in lawful money of the United States.

(v) For purposes of this Agreement, the "Index" means the "Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items", published by the United States Department of Labor, Bureau of Labor Statistics, for the applicable month (or if the Index is not published for such month then the Index published for the month closest, but prior, to such month). If the Index is not published by the Bureau of Labor Statistics or another governmental agency at the time of making the foregoing calculations, then such calculations shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority and reasonably selected by Licensor.

(c) Licensee shall be obligated to pay, upon receipt of an invoice from Licensor, all Taxes related to the Licensor Intellectual Property accruing from the Commencement Date through the end of the Term. "Taxes" means all taxes and assessments levied against the Licensor Intellectual Property or any portion thereof by any taxing authority (including installments of general and special assessments) required to be paid with respect thereto. Licensee will pay all Taxes prior to any penalty applying for failure to pay such Taxes; provided, however, that Licensor shall provide Licensee an invoice for the payment of such Taxes within a reasonable period, but not less than ten (10) days, prior to the due date of the payment. Licensee shall provide Licensor with receipts evidencing payment of such Taxes within ten (10) days after the date such payment is made. If Licensee fails to do so, Licensor may, at its option, pay such Taxes, which amount shall become additional License Fees, and shall be due Licensor upon demand. Notwithstanding the foregoing, any Taxes relating to Licensor Intellectual Property developed, created, applied for, registered, or otherwise acquired by Licensor after the effective date of the Transition Agreement (the "Post-Transition Intellectual Property") shall be subject to the approval of Licensee. If Licensee does not approve the payment of such Taxes, then such Post-Transition Intellectual Property shall be deemed not to be included in the definition of Licensor Intellectual Property.

(d) Licensee shall be obligated to pay, upon receipt of an invoice from Licensor, all Operating Costs related to the Licensor Intellectual Property that become due to anyone from the Commencement Date through the end of the Term. "Operating Costs" means, excluding Taxes, all reasonable expenses incurred by Licensor in connection with the Licensor Intellectual Property. In the event such Operating Costs exceed $5,000 per year, Licensor shall notify Licensee of such Operating Costs in advance and obtain Licensee's advanced approval prior to incurring such Operating Costs. However, if Licensee does not approve such Operating Costs, Licensor shall be allowed to incur such costs, the benefits of which shall belong exclusively to Licensor and shall be specifically excluded from the license granted to Licensee by Licensor pursuant to this Agreement. Notwithstanding the foregoing, any Operating Costs related to Post-Transition Intellectual Property shall be subject to the approval of Licensee. If Licensee does not approve such Operating Costs, then such Post-Transition Intellectual Property shall be deemed not to be included in the definition of Licensor Intellectual Property.

(e) All payments due to Licensor by Licensee pursuant to this Agreement shall be paid at the offices of Licensor at the above address, or at such other place as Licensor may designate to Licensee in advance from time to time.

(f) In the event any payment of License Fees is not paid to the Licensor in full on or before ten (10) business days after the date such payment is due, an administrative service fee equal to five percent (5%) of the amount of the late payment shall be assessed automatically by the Licensor upon any late payment to compensate Licensor for the administrative cost and inconvenience associated with such late payment.

5. Intentionally deleted.

6. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

7. Warranties and Representations

(a) Each party represents and warrants to the other that it has the full right and authority to enter into this Agreement and that no consent, approval or authorization of, or designation, declaration, or filing with, any governmental authority or other person or entity is required on the part of such party in connection with the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(b) Licensor warrants and represents to Licensee that Licensor has the exclusive right and the authority to grant Licensee the licenses and the other rights as provided in this Agreement.

(c) Licensor warrants and represents to Licensee that, as of the date of this Agreement, (i) there are no existing claims, nor, to the Licensor's actual knowledge, is there a basis for any claim, of any third party to an ownership or other interest in the Licensor Intellectual Property, (ii) there is no pending or, to Licensor's actual knowledge, threatened charge, complaint, claim or demand alleging that the Licensor Intellectual Property interferes with, infringes, misappropriates, or otherwise conflicts with any intellectual property or other rights of any third party, and (iii) to Licensor's actual knowledge, no third party has interfered with, infringed, or misappropriated any Licensor Intellectual Property or is currently interfering with, infringing, or misappropriating any Licensor Intellectual Property.

(d) Licensor warrants and represents to Licensee that Licensor is not a party to any agreement or instrument or subject to any restrictions or any judgment, order, writ, or injunction or any rule or regulation which materially and adversely affects the Licensor Intellectual Property or Licensor's ability to license the Licensor Intellectual Property pursuant to this Agreement.

(e) To the Licensor's actual knowledge, the Licensor Intellectual Property is valid and enforceable, and when used by Licensee in accordance with the terms of this Agreement, may be used and otherwise exploited by Licensee without infringing the intellectual property rights of any third party.

(f) Except as expressly provided in Sections 7(a)-(e), inclusive, the Licensed Rights are licensed and provided by Licensor on an "as is" basis without warranty of any kind either express or implied and, other than as expressly provided in Sections 7(a)-(e), inclusive, LICENSOR makes no representations or warranties, either express or implied, as to any matter including, but not limited to, merchantability, validity, non-infringement or fitness for a particular purpose.

(g) Licensee shall not participate in any activity of, or render any assistance in, challenging the validity or enforceability of any Licensor Intellectual Property or restricting the scope thereof.

8. Indemnification; Insurance.

(a) Licensee will defend, hold harmless, and indemnify Licensor from and against any liability and expenses (including, without limitation, reasonable attorney and other professional fees and disbursements) incurred by Licensor arising from or in connection with (i) any third party claims or demands to recover for personal injury or death, property damage or economic loss caused by any of the Business Products or Services supplied by Licensee (regardless of whether such claim or demand arises under tort, negligence, contract, warranty, strict liability or any other legal theories), (ii) any Licensee Infringement (as defined in Section 9(a)), (iii) any breach of any representation or warranty made by Licensee to Licensor, and (iv) any breach of any covenant or agreement made by Licensee to Licensor which is contained in this Agreement.

(b) Licensee shall procure and maintain, at its own expense, in full force and effect at all times during the Term which Business Products and Services are being sold or provided by Licensee commercial general liability insurance policies covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury, and blanket contractual liability in commercially reasonable amounts. All policies of insurance maintained by Licensee in accordance with this Agreement shall be written as primary policies, not contributing with or in excess of coverage that Licensor may carry to the extent allowable by the applicable insurance carrier and applicable law. If Licensee's liability policies do not contain the standard separation of insureds provision, or a substantially similar clause, they shall be endorsed to provide cross-liability coverage. Licensee shall agree to waive its insurer's right of subrogation under its policies, to the extent that this action will not impair the coverages under the policies obtained by Licensee. Licensor shall be an additional insured under Licensee's insurance policy, and, at Licensor's request, Licensee shall provide Licensor with a certificate of insurance evidencing compliance with the insurance requirements and waiver of subrogation set forth above. Such certificate shall be in a form reasonably acceptable to Licensor and underwritten by an insurance company reasonably satisfactory to Licensor or otherwise in accordance with any applicable provisions of the Transition Agreement. The purchase of appropriate insurance coverage by Licensee or the furnishing of a certificate of insurance shall not release Licensee from its obligations or liabilities under this Agreement.

(c) Licensor shall indemnify and hold harmless Licensee from and against any liability and expenses (including, without limitation, reasonable attorney and other professional fees and disbursements) incurred by Licensee arising from or in connection with (i) any breach of any representation or warranty made by Licensor to Licensee, (ii) any breach of any covenant or agreement made by Licensor to Licensee which is contained in this Agreement, and (iii) any Licensor Infringement (as defined in Section 9(a)).

9. Infringement.

(a) Each party shall immediately notify the other party if it becomes aware of any potential, suspected or actual infringement of the Licensor Intellectual Property by Licensor ("Licensor Infringement") or by Licensee ("Licensee Infringement"). Each party shall immediately notify the other party if it becomes aware of any potential, suspected or actual infringement of Licensor Intellectual Property by any third party ("Third Party Infringement").

(b) The following provisions apply in the event of any Third Party Infringement of the Licensor Intellectual Property:

(i) Licensor and Licensee shall meet to discuss such Third Party Infringement and means to abate, resolve, prevent or otherwise take action with respect to such infringement.

(ii) During the Term, Licensee shall have the first right, but not the obligation, to effect abatement, resolution or prevention, or otherwise take action with respect to the Third Party Infringement by appropriate means, including, but not limited to, negotiating, litigating, or granting sublicenses.

(iii) Unless otherwise agreed, Licensee shall pay all reasonable attorney's fees, costs and expenses in connection with such abatement, resolution, prevention or other actions with respect to the Third Party Infringement. Any upfront financial recovery from the third party infringer shall be first applied to reimburse Licensee for its costs and expenses, as listed in the preceding sentence, with any remaining amount of such upfront recovery to be paid 80% to Licensee and 20% to Licensor.

(iv) If Licensee fails to take reasonable steps to abate, resolve, prevent or otherwise take action with respect to any Third Party Infringement within a reasonable period of time, Licensor may, in its sole discretion, pursue such third party infringer at its own expense. Any upfront financial recovery received by Licensor from the third party infringer shall be applied first to reimburse Licensor for its related expenditures, with any remaining amount of such upfront recovery to be paid 80% to Licensor and 20% to Licensee.

(v) In connection with any infringement claim relating to the Licensor Intellectual Property, either party, at the request and expense of the other party, shall cooperate in all respects and, to the fullest extent reasonably possible, shall have its employees testify when requested and shall make available relevant records, papers, information, samples, specimens, and the like. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

10. Relationship. Nothing in this Agreement shall be construed as establishing a partnership or joint venture between Licensor and Licensee, and no such party shall have the authority to bind or obligate the other in any manner.

11. Notices. All notices under this Agreement shall be in writing and served either personally or by first class mail, at the addresses set forth at the beginning of this Agreement, or at such other address as any party may, from time to time, designate in writing.

12. Modification. This Agreement constitutes the entire agreement of the parties with respect to matters covered by this Agreement and supersedes entirely any prior written or oral agreements, including, but not limited to, any so-called "letters of intent", "term sheets" or any other written or oral agreement or understanding of every kind. No provision of this Agreement may be changed or modified, nor may this Agreement be discharged in whole or in part except by written agreement signed by the parties hereto.

13. Governing Law. This Agreement shall be subject to and construed under the laws of the State of Michigan without regard to conflict of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the Circuit Court for the County of Wayne, Michigan, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue in that court. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14. Successors and Assigns; Assignment. All of the terms and provisions of this Agreement shall inure to, and be binding upon, the parties hereto and any of their respective successors and assigns, provided. Licensee shall not assign this Agreement without Licensor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

15. Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way effect the validity or enforceability of the remaining provisions of this Agreement.

16. Headings. The headings to the various paragraphs of this Agreement are for convenience of reference and shall not constitute a part of this Agreement.

17. Confidentiality. Each party shall keep the terms of this Agreement confidential and shall not disclose those terms to any third party without the prior written consent of the other party hereto.

18. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that each party and that party's counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by all of the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement. Each party to this Agreement acknowledges that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application and is expressly waived by each party to this Agreement.

19. Further Assurances. The parties agree to (a) furnish such further information, (b) execute and deliver such other documents, and (c) do such other acts and things, all as the other parties to this Agreement may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and protecting and maintaining the Licensor Intellectual Property.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed signature page to this Agreement.

21. Access To Licensor Intellectual Property and Future Technology. Licensee shall permit Licensor and its representatives reasonable access to the Licensor Intellectual Property and the Enhanced IP at all reasonable hours for the purpose of examining the same. During the Term, Licensor shall be responsible for the maintenance, including appropriate filings with the United States Patent and Trademark Office and applicable secretaries of state, with respect to the Licensor Intellectual Property and all such costs associated therewith shall be considered Operating Costs.

22. Breach; Remedies.

(a) If a Default Event occurs, which is not cured within the applicable cure period specified in this Agreement, then, in addition to and not as a limitation on or in lieu of such other or additional remedies as may be available to Licensor under this Agreement or by law, in addition to the right of Licensor to terminate this Agreement, the Licensor shall have the right to exercise all other and further remedies available to Licensor under applicable law. Licensee will pay, in addition to the License Fees and other sums agreed to be paid hereunder, reasonable attorneys fees, costs and expenses in any suit or action instituted by Licensor to enforce the provisions of this Agreement or the collection of the License Fees and other amounts due Licensor hereunder, and all costs, expenses and damages incurred by Licensor as a result of the occurrence of a Default Event including, without limitation, reasonable broker fees incurred in connection with any relicensing of the Licensed Rights.

(b) In the event Licensor properly terminates this Agreement for a Default Event, Licensor may relicense the Licensed Rights or any part thereof for a term or terms and at license fees which may differ from the balance of the Term of and the License Fees provided under this Agreement. In such event Licensee shall pay to Licensor as liquidated damages for Licensee's default hereunder, the lesser of:

(i) Any deficiency between the License Fees provided hereunder for the balance of the Term and the net amount, if any, of the license fees collected on account of any licensing of the Licensor Intellectual Property for the balance of the Term of this Agreement; in computing such liquidated damages there shall be added to such deficiency any reasonable expenses which Licensor may incur in connection with relicensing, such as reasonable legal expenses, attorneys' fees, brokerage fees and expenses, advertising, and for preparing the same for relicensing; or

(ii) Any deficiency between the License Fees provided hereunder for the balance of the Term and the fair and reasonable license fee value of the Licensor Intellectual Property for the balance of the Term, both discounted at four (4%) percent per annum to present value at the time of the termination.

(c) Licensor shall in no event, whether or not this Agreement has been terminated, be obliged or be responsible in any way whatsoever for failure to relicense the Licensor Intellectual Property; provided, however, that Licensor shall be obligated to act in good faith in discharging Licensor's obligation to mitigate damages.

(d) If, as a matter of law, Licensor has no right on the bankruptcy of Licensee to terminate this Agreement, the provisions of Paragraph 23(b) shall apply.

23. Bankruptcy and Insolvency.

(a) Neither Licensee's interest in this Agreement, nor any estate hereby created in Licensee nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Federal Bankruptcy Code. In the event the interest or estate created in Licensee hereby shall be taken in execution or by other process of law, or if Licensee is determined to be insolvent by a Court of competent jurisdiction, other than a United States Bankruptcy Court, or if a receiver or trustee of the property of Licensee shall be appointed by reason of the insolvency or inability of Licensee to pay its debts, or if any assignment shall be made of the property of Licensee for the benefit of creditors, then and in such events, this Agreement and all rights of Licensee hereunder shall automatically cease and terminate with the same force and effect as though the date of such event were the date originally set forth herein and fixed for the expiration of the Term, and Licensee shall surrender the Licensor Intellectual Property, but shall remain liable as herein provided. The allowance of any petition under insolvency law, except under the Federal Bankruptcy Code, or the appointment of a trustee or receiver of Licensee or of the assets of Licensee, shall, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment, be deemed a material breach of Licensee's obligations hereunder, and this Agreement shall thereupon automatically terminate. Licensor does, in addition, reserve any and all other remedies provided in this Agreement or in law.

(b) Upon the filing of a petition by or against Licensee under the Federal Bankruptcy Code, Licensee, as debtor and as debtor in possession, and any trustee who may be appointed agrees as follows: (i) to perform each and every obligation of Licensee under this Agreement including, but not limited to, the payment of all License Fees and expenses due Licensor in the manner as provided in this Agreement until such time as this Agreement is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to reject or assume this Agreement within sixty (60) days of the filing of a petition under the Federal Bankruptcy Code; (iii) to give Licensor at least thirty (30) days' prior written notice of any proceeding relating to any assumption of this Agreement; (iv) to give at least thirty (30) days' written notice of abandonment of this Agreement, with any such abandonment to be deemed a rejection of this Agreement; (v) to give to Licensor, as adequate assurance of future performance under this Agreement pursuant to Section 365 of the Bankruptcy Code, cash security in an amount equal to six (6) months License Fees including all of the charges payable by Licensee hereunder, plus grant to Licensor a post-petition lien upon all of Licensee's assets approved by the United States Bankruptcy Court pursuant to Section 364(c) of the Bankruptcy Code; (vi) to do all things of benefit to Licensor otherwise required under the Bankruptcy Code; and (vii) to be deemed to have rejected this Agreement in the event of the failure to comply with any of the above, waiving notice and hearing of the entry of same. No breach of this Agreement by Licensee, either prior or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Licensor. Included within and in addition to any other conditions or obligations imposed upon Licensee or its successor in the event of assumption and/or assignment are the following: (A) the cure of any monetary defaults and the reimbursement of pecuniary loss within thirty (30) days of assumption and/or assignment; and (B) the use of the Licensor Intellectual Property for the purpose as set forth in this Agreement; and (C) no changes of any kind may be made to the Licensor Intellectual Property unless in compliance with the applicable provisions of this Agreement.

24. Miscellaneous.

(a) Gender. Whenever in this Agreement words, including pronouns, are used in the masculine, they shall be read and construed in the feminine or neuter wherever they would so apply, and wherever in this Agreement words, including pronouns, are used in the singular, they shall be read and construed in the plural, wherever they would so apply.

(b) Time. Time is of the essence of this Agreement.

(c) Fees and Expenses. Each party shall pay its own fees, expenses and other costs incurred with respect to this transaction.

(d) Course of Dealing. No course of dealing between or among the parties to this Agreement, or any owner/member of any of the parties to this Agreement, shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party to this Agreement.

(e) Enforcement and Expenses. Except as provided above, each party shall be entitled to reimbursement of all fees and expenses incurred (including, but not limited to reasonable attorneys' fees) in connection with the enforcement of the rights and benefits conferred by this Agreement.

25. Transfer By Licensor. Licensor may, at its option, transfer its interest in the Licensor Intellectual Property or this Agreement; provided, however, that Licensor shall not transfer any interest in the Licensor Intellectual Property unless the transferee agrees to be bound by the terms of this Agreement.

26. Accord and Satisfaction. No payment by Licensee or receipt by Licensor of a lesser amount than the monthly License Fees or other amounts owing by Licensee to Licensor herein stipulated shall be deemed to be other than on account of the earliest stipulated License Fees or other amounts, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as License Fees or other amounts be deemed an accord and satisfaction, and Licensor shall accept such check or payment without prejudice to Licensor's right to recover the balance of such License Fees or other amounts or pursue any other remedy provided in this Agreement.

[Signatures are on the following page]

Signed:

Licensor:

H.M. White Holding Co., Inc., a Michigan corporation

By

William H. White, President

HMW, L.L.C., a Michigan limited liability company

By

William H. White, President

Licensee:

H.M. White, Inc., a Delaware corporation

By

Its:

Exhibit 3.6

Form of Employment Agreement

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made and entered into as of [Transition Date per Transition Agreement] (the "Start Date") by and between William H. White ("Executive"), and H.M. White, Inc., a Delaware corporation (the "Company").

Introductory Statements

1. The Company engages in the business of industrial ventilation systems, sheet metal, and paint finishing construction (the "Business").

2. Executive is an experienced business executive.

3. The Company desires to hire Executive as its President and COO, and Executive desires to be employed by the Company, subject to the terms and conditions set forth in this Agreement.

Agreement

In consideration of the above Introductory Statements and the promises and provisions in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. Employment. Effective as of the Start Date, the Company shall employ Executive, and Executive shall accept such employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2. Term of Employment. The term of Executive's employment with the Company shall be for the period commencing on the Start Date and ending four years later, unless terminated at an earlier date in accordance with Section 9 (the "Initial Term"). Thereafter, unless terminated at an earlier date in accordance with Section 9, the term of Executive's employment with the Company shall be automatically extended for successive one-year periods (each, an "Extension Term"), unless either party gives written notice to the other party at least 120 days prior to the expiration of the Initial Term or the Extension Term then in effect, as applicable, that such party elects not to extend the term of this Agreement for further Extension Terms. The Initial Term and all Extension Terms shall collectively be the "Term".

3. Position and Duties.

(a) Employment with the Company. During the term of Executive's employment with the Company, Executive shall report to the management board of the Company (the "Board")) and shall perform such duties and responsibilities as the Board shall assign to him from time to time consistent with his position as President and COO of the Company. Executive shall also perform such duties and responsibilities as assigned to him by the majority equity holder of the Company, being CECO Environmental Corp., a Delaware corporation, from time to time, so long as such duties and responsibilities are not inconsistent with the direction Executive has been given from the Board and so long as such duties are consistent with his position as President and COO of the Company. Executive shall be an executive officer of the Company and Executive's title shall be President and COO.

(b) Performance of Duties and Responsibilities.

(i) Executive shall serve the Company in good faith and to the best of his ability.

(ii) At all times, except those contemplated by Section 3(b)(iii), while Executive is employed by the Company, Executive shall devote his full working time, attention and best efforts to the business of the Company during his employment with the Company (other than for periods of absence due to vacation time off as provided hereunder and for reasonable periods of illness).

(iii) For the periods in the Initial Term (except for periods of the Initial Term in 2006) in which Executive is employed by the Company, Executive shall devote his full working time, attention and best efforts to the business of the Company for the months of May-October and December (other than for periods of absence due to vacation time off as provided hereunder and for reasonable periods of illness), and 1/2 of his regular full-time efforts during the months of January-April and November (other than for reasonable periods of absence due to illness). However, (A) Executive agrees to remain flexible in his schedule in the event of pressing Company problems, which might include deaths or officer departures, major bid reviews, or customer requests that would require his attention during periods when Executive would otherwise be off of work, and agrees to devote the working time and attention to the business of the Company during such periods as the Company reasonably requests and (B) the Company agrees to remain flexible in the Executive's scheduled time off if and to the extent that, pursuant to clause (A) above, Executive is working at times when he is otherwise scheduled to be off of work.

(c) No Contractual Obligations. Executive represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities for the Company as set forth in this Agreement.

(d) Other Activities. During his employment with the Company, Executive shall not directly or indirectly render any service of a business, commercial or professional nature to any other person or enterprise (subject to Section 7(a), other than in connection with the management of the investment activities and other business affairs of H.M. White Holding Co., Inc., a Michigan corporation ("Holdings") and its wholly owned affiliate, HMW, L.L.C., a Michigan limited liability company ("HMWLLC")), whether for compensation or otherwise, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed (so long as Executive's ability to perform his duties pursuant to this Agreement is not materially impaired), except that Executive may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business organizations in which he has personally invested, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

(e) Rules and Regulations. Executive shall abide by the reasonable and uniformly applied rules, regulations, policies and procedures established from time to time by the Company (in each case, to the extent not inconsistent with the provisions of this Agreement), shall adhere to all of the Company's record-keeping, service and safety policies and shall be responsible for using reasonable efforts to maintain good working relationships with suppliers, customers, persons and business entities with which the Company does business.

4. Compensation.

(a) Base Salary.

(i) For periods in 2006 during which Executive is employed by the Company hereunder, the Company shall pay to Executive base salary at an annual rate of $137,117, less deductions and withholdings required by law, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures.

(ii) For each of the periods in the Initial Term (except for periods of the Initial Term in 2006) during which Executive is employed by the Company hereunder, the Company shall pay to Executive base salary at an annual rate equal to the base salary for the previous calendar year plus an increase based on the increase in compensation provided by the Company in general to its administrative employees (which shall be determined by the Company in its sole and absolute discretion in accordance with its normal salary adjustment practices), less deductions and withholdings required by law, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures. However, due to Executive's time off during periods in the Initial Term (except for periods of the Initial Term in 2006), as contemplated by Section 3(b)(iii), the Company shall only be obligated to pay Executive for the equivalent of 44 weeks out of the 52-week calendar year (which will be pro rated over the entire calendar year). For illustration purposes, if Executive's base salary increases from $137,117 in 2006 to $145,000 in 2008, assuming payroll is paid bi-weekly, his bi-weekly base pay (before deductions and withholdings required by law) would be $5,576.92 (assuming 22 bi-weekly pay periods in 2008) and he would be paid $5,576.92 on each of the 22 applicable bi-weekly paydays during 2008.

(iii) For calendar years or other periods after the Initial Term during which Executive is still employed by the Company hereunder, the Company shall pay to Executive an annual base salary determined mutually by Executive and the Company prior to the beginning of that calendar year or other period, less deductions and withholdings, which base salary shall be paid in accordance with the Company's normal payroll policies and procedures.

(b) Employee Benefits. While Executive is employed by the Company hereunder:

(i) Executive shall be entitled to participate in all employee benefit plans and programs of the Company, as they may exist or change from time to time, to the extent that Executive meets the eligibility requirements for each individual plan or program and to the same extent as offered to other senior executives of the Company, except as otherwise expressly modified herein (provided that the Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program and may modify, limit, cancel or replace any employee benefit plan or program and the terms thereof without any obligation to Executive, so long as such modifications, limitations, cancellations, or replacements are made on a uniform and consistent basis for all employees who were previously participating in those benefit programs), and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. The benefits of the Company as of January 1, 2006 are similar in all material respects to those that are described in the Kirk & Blum Office Employee Handbook, a copy of which Executive acknowledges receipt; and

(ii) During calendar year 2006, Executive will be entitled to take four weeks paid vacation, provided that Executive provides to the Board reasonable advance written notice of his vacation schedule. For subsequent periods during the Initial Term, Executive will have the time-off provided for in Section 3(b)(iii) (4 weeks of which is to be paid and the balance of 8 weeks will be unpaid, as contemplated by Section 4(a)(ii)).

(c) Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company's normal policies and procedures for expense verification and documentation.

(d) Automobile Mileage. While Executive is actively employed by the Company hereunder, the Company will provide Executive with reimbursement of his documented business miles at the then applicable IRS per mile rate in connection with the performance of his duties and responsibilities hereunder.

(e) Annual Performance Incentive Compensation. Executive shall be entitled to receive annual incentive compensation (a "Bonus") based on achieving certain "milestones", which the Board and Executive, in good faith, shall agree upon prior to the beginning of each calendar year of the Company during the Term, beginning with calendar year 2006 (provided that the Company provides no assurance as to the continuance of any such incentive program and may modify, limit, cancel or replace any incentive program and the terms thereof without any obligation to Executive, so long as such modifications, limitations, cancellations, or replacements are made on a uniform and consistent basis for all employees who were previously participating in the incentive program). If Executive's employment with the Company is terminated due to (i) Executive's death, (ii) Disability (as defined below), (iii) the Company terminating Executive without Cause (as defined below) and not pursuant to Section 9(b), and/or (iv) Executive terminating his employment for Good Reason (as defined below), Executive (or his spouse, if living, otherwise his living trust, if in effect, otherwise his estate) shall receive a partial bonus equal to (i) the amount of bonus which Executive would have received under the incentive compensation plan had he been employed for the full year, multiplied by (ii) the percentage of the year prior to his termination of employment with the Company under the circumstances noted above.

5. Confidential Information. Except as contemplated by Section 15 of this Agreement, during the term of Executive's employment with the Company and at all times thereafter, Executive shall not divulge, furnish or make accessible to any person or entity or use in any way other than in the ordinary course of the business of the Company (and then Executive shall advise to keep such information confidential), any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire during his employment with the Company, whether developed by himself or by others, including, without limitation, (a) any trade secrets, (b) any confidential, proprietary or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (c) any customer or supplier lists of the Company, (d) any confidential, proprietary or secret development or research work of the Company, (e) any strategic or other business, marketing or sales plans of the Company, (f) any financial data or plans respecting the Company, and (g) any other confidential or proprietary information or secret aspects of the business of the Company (collectively, the "Confidential Information"). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known in the form in which it was obtained from the Company, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by legal process provided that Executive has given the Company prompt written notice thereof so that the Company has an opportunity to defend, limit or protect the production or disclosure of such knowledge or information, in each case, other than as a direct or indirect result of the breach of this Agreement by Executive.

6. Ventures. Except as contemplated by Section 15 of this Agreement: (a) if, during the term of Executive's employment with the Company, Executive is engaged in, associated with or learns of the planning or implementing of any project, program or venture involving the Company and a third party or parties (a "Venture"), all rights in such Venture shall belong to the Company and, (b) except as approved in writing by the Board, Executive shall not be entitled to any interest in any such Venture or to any commission, finder's fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein, and shall cause to assign and transfer, and by this Agreement does hereby assign and transfer, to the Company all of Executive's right, title and interest in any such Venture and shall execute and deliver to the Company all documents, and to do all acts reasonably necessary to accomplish the foregoing (in each case, at the Company's sole cost and expense), and (c) Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company, unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company. Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 6.

7. Restrictive Covenants.

(a) Agreement Not to Compete.

(i) During the term of Executive's employment with the Company, Executive shall not, directly or indirectly, worldwide, engage in any business or perform any services for any person or entity that directly or indirectly engages in any business that competes with any aspect of the Business of the Company or any of its affiliates or of any business of the Company or any of its affiliates that Executive is involved with pursuant to his employment hereunder, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise ("Prohibited Activities"). Ownership by Executive, as a passive investment, of less than 2.5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a Prohibited Activity for purposes of this Section 7(a).

(ii) If Executive's employment with the Company is terminated by the Company for Cause or pursuant to Section 9(b), for a period of two years thereafter, Executive shall not, directly or indirectly, worldwide, engage in any Prohibited Activities.

(iii) If Executive's employment with the Company is terminated either by the Company without Cause (as defined below) and not pursuant to Section 9(b) or by Executive as a result of his resignation for Good Reason (as defined below) or due to Disability (as defined below), unless Executive delivers to the Company within 30 days of such termination written notice (the "Compete Notice") that he intends to compete with NC and forego any non-compete payments as contemplated hereunder, for a period of two years after such termination (the "Post-Employment Non-Compete Period"), Executive shall not, directly or indirectly, worldwide, engage in any Prohibited Activities. If the Company shall not have received the Compete Notice from Executive in accordance with the terms of this Section 7(a)(iii) and if Executive shall not have engaged in any Prohibited Activities during the Post-Employment Non-Compete Period, the Company shall during the Post-Employment Non-Compete Period (A) pay to Executive non-compete payments at any annual rate equal to Executive's annual base salary in effect at the commencement of the Post-Employment Non-Compete Period (without regard to the "cut back" in annual base salary pursuant to Section 4(a)(ii)) and (B) provide Executive with group health insurance coverage at the same level of coverage and with the same employee-paid premium as in effect for senior executives of the Company during such period (Executive will be deemed an employee of the Company for purposes of the group health insurance coverage provided pursuant to this paragraph), with the understanding that after the above period, Executive will be entitled to COBRA continuation coverage as required by law, to the extent elected, at his sole cost and expense. Any non-compete payments made to Executive under this Section 7(a)(iii) shall be subject to deductions and withholdings and shall be paid to Executive by the Company in accordance with the Company's usual payroll schedule for senior executives at the time such non-compete payments are made to Executive.

(b) Agreement Not to Hire. During the term of Executive's employment with the Company and for a period of 24 consecutive months from the date of the termination of such employment, Executive shall not, directly or indirectly, (i) hire, (ii) engage, (iii) solicit for hire or engagement, or (iv) induce to terminate employment with the Company or its subsidiaries or affiliates, any person who is then an employee of the Company or its subsidiaries or affiliates or who was an employee of the Company or its subsidiaries or affiliates at any time during the twelve (12)-month period ending on Executive's termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c) Acknowledgment. The covenants of Executive under this Section 7 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants. Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company, will not adversely affect Executive's livelihood and that any violation of this Section 7 by Executive may cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Executive violates any provision of this Section 7, the Company shall be entitled to seek an injunction (without the necessity of posting a bond or other security), in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

(d) Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 7 is deemed in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8. Patents, Copyrights and Related Matters. Except as contemplated by Section 15 of this Agreement:

(a) Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements, inventions and similar intellectual property that Executive may, directly or indirectly, conceive, discover and/or reduce to practice individually or jointly or commonly with others while he is employed with or which is related to his employment with the Company with respect to (i) any methods, designs, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used, at any time, by the Company or its subsidiaries or affiliates, and (ii) any aspect of the Company's business, including without limitation, any type of products, goods or services sold or used, at any time, by the Company or its subsidiaries or affiliates ("Inventions"). Executive also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such Inventions, including without limitation any and all applications for letters patent that may be filed on any such Inventions and any and all letters patent that may issue, or be issued, upon such applications. In connection therewith and for no additional compensation therefor, but at no expense to Executive, Executive shall sign any and all instruments, and do all acts, deemed necessary by the Company or its subsidiaries or affiliates to accomplish the foregoing, including, without limitation:

(i) filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company or its subsidiaries or affiliates may desire to file upon such inventions as are specified in this Section 8(a);

(ii) filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company or its subsidiaries or affiliates may desire to file upon such applications for letters patent;

(iii) reviving, re-examining or renewing of any of such applications for letters patent; and

(iv) assisting the Company in all proceedings involving the Inventions (all at the Company's sole cost and expense).

This Section 8(a) shall not apply to any Invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or its subsidiaries or affiliates was used and that was developed entirely on Executive's own time, and (i) that does not relate (A) to the business of the Company or its subsidiaries or affiliates, or (B) to the Company's or its subsidiaries or affiliates anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company or its subsidiaries or affiliates or from any work or potential work related to the Company of which Executive has knowledge.

(b) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall, directly or indirectly, conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement and any related material or information ("Copyright Material"), shall be the property of the Company or its subsidiaries or affiliates and are hereby assigned by Executive to the Company or its subsidiaries or affiliates, along with ownership of any and all copyrights in the Copyright Material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute any and all papers and perform all other acts necessary to assist the Company or its subsidiaries or affiliates to obtain and register copyrights on such Copyright Material in any and all countries. Where applicable, works of authorship created by Executive for the Company or its subsidiaries or affiliates in performing his duties and responsibilities hereunder shall be considered "works made for hire," as defined in the U.S. Copyright Act.

(c) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information ("Trade Secrets") shall be the property of the Company or its subsidiaries or affiliates, and all rights therein are hereby assigned by Executive to the Company or its subsidiaries or affiliates.

9. Termination of Employment.

(a) Executive's employment with the Company shall terminate immediately upon:

(i) Executive's Disability (as defined below);

(ii) Executive's death;

(iii) Executive's termination due to Good Reason;

(iv) Executive's termination by the Company for Cause, or

(v) Expiration of the Term.

(b) Executive's employment may be terminated by the Company if Holdings and/or HMWLLC is in default (after any applicable notice and cure periods) under the Transition Agreement dated as of January 1, 2006 among the Company, Holdings and HMWLLC (the "Transition Agreement") or if Holdings is in default (after any applicable notice and cure periods) under the Lease Agreement dated as of the date hereof between the Company and Holdings ("Lease Agreement") or if Holdings and/or HMWLLC is in default (after any applicable notice and cure periods) under the License Agreement dated as of the date hereof among the Company, Holdings and HMWLLC (the "License Agreement").

(c) The date upon which Executive's termination of employment with the Company occurs shall be the "Termination Date".

10. Payments upon Termination of Employment; Defined Terms.

(a) If Executive's employment with the Company is terminated, the Company shall pay to Executive or his beneficiary or his estate, as the case may be, his base salary earned through the Termination Date, and his accrued and unused vacation pay (which will be deemed earned for this purpose on a monthly basis) and expense reimbursement through the Termination Date. In no event will Executive be required to reimburse the Company for taken but unearned vacation pay.

(b) For purposes of this Agreement, "Cause" means:

(i) an act or acts of dishonesty conversion, misappropriation, embezzlement, fraud or breach of trust by Executive relating to his duties or employment with the Company or to the Company or its affiliates or to the property belonging thereto;

(ii) Executive's unlawful conduct, misconduct or negligence that is actually injurious to the Company or any of its affiliates, either financially or in reputation;

(iii) Executive engaging in conduct involving moral turpitude that is actually injurious to the Company or any of its affiliates, either financially or in reputation, or other habitual unethical behavior, habitual racial prejudice, habitual drug, habitual alcohol, and/or sexual misconduct;

(iv) Executive's (A) indictment for, conviction of, or plea of guilty or nolo contendre to a felony or a crime for which imprisonment for a period in excess of one year is a possible punishment or a misdemeanor involving dishonesty, theft, or failure to tell the truth, or any other crime which actually results in public disparagement with respect to the Company or any of its affiliates or (B) conviction of, or plea of guilty or nolo contendre to any other crime for which imprisonment is a possible punishment;

(v) failure of Executive to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or employee of the Company which failure has not been cured by Executive within 30 days after written notice thereof to Executive from the Company specifying in detail the nature of each such failure or any other breach by Executive of his obligations hereunder; or

(vi) acts or omissions by Executive that constitute a knowing violation of the law or a knowing violation of a reasonable, material and uniformly applied Company policy previously made known to Executive.

(c) For purposes of this Agreement, "Good Reason" means:

(i) breach of any terms and conditions of this Agreement by the Company not caused by Executive, which breach has not been cured by the Company within 30 days after written notice thereof to the Company by Executive specifying in detail the nature of each such breach;

(ii) the relocation of Executive's office by more than 20 miles from the greater Detroit, Michigan metropolitan area;

(iii) the assignment to Executive of duties and responsibilities that are substantially inconsistent with or materially diminish Executive's position as the President and COO of the Company; or

(iv) the default by the Company under the terms of the License Agreement, the Lease Agreement or the Transition Agreement if such default is not cured within the applicable cure period, if any, specified in such agreement(s).

(d) For purposes of this Agreement, "Disability" means the inability of Executive to perform the duties and responsibilities of his employment with the Company by reason of his illness or injury or other physical, mental or emotional impairment or condition, if such inability exists for (i) an uninterrupted period of 120 days or more during any 360-day period or (ii) for 180 days or more during any 360-day period. A period of inability shall be "uninterrupted" unless and until Executive returns to full-time work for a continuous period of at least 30 days.

11. Return of Records and Property; Survival.

(a) Upon termination of his employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

(b) The provisions of Sections 5,6, 7 and 8 shall remain in full force and effect during Executive's employment by the Company and at all times that Executive is not employed by the Company.

12. Remedies.

(a) Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 6, 7 and 8 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief (without the necessity of posting a bond or other security), to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

(b) Arbitration. Except for disputes arising under Sections 5, 6, 7 or 8 hereof and except for instances in which a party is seeking injunctive or other equitable relief in a court of law, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive's employment with the Company shall be submitted to final and binding arbitration in Detroit, Michigan. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. All fees and expenses of the arbitrator shall be paid by the party that does not prevail in the related arbitration or paid pro rata based on the liability or fault of the parties determined by the arbitrator in cases where both parties are determined to be liable or at fault. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award reasonable attorney's fees and costs to the prevailing party.

13. Miscellaneous.

(a) Governing Law; Venue. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule, whether of the State of Michigan or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Michigan. Subject to Section 12, the Company and Executive agree that the federal and state courts located within Wayne County, Michigan shall have exclusive jurisdiction and venue over any disputes arising out of or relating to this Agreement and hereby consent to in personam jurisdiction in such courts.

(b) Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(c) Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

(d) No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign any or all of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company or (iv) which, directly or indirectly, owns 50% or more of the capital stock or the voting control of the Company. No such assignment by the Company shall discharge the Company from its liability hereunder.

(f) Notice. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party: (i) when delivered to the appropriate address by hand; (ii) on the first business day after sent by nationally recognized overnight courier service (costs prepaid); (iii) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment; or (iv) five (5) business days after deposit if sent by certified mail, return receipt requested, when received or rejected by the addressee, in each case to the following addresses, facsimile numbers or electronic mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, electronic mail address or person as a party may designate by notice to the other party):

If to the Company: H.M. White, Inc.

c/o CECO Environmental Corp.
3120 Forrer St.

Cincinnati, Ohio 45209

Attention: Dennis Blazer
Fax no.: (513) 458 - 2644
Electronic mail address: dblazer@cecoenviro.com

If to Executive: William H. White

41199 Coventry

Novi, Michigan 48375

Fax no.: unavailable

Electronic mail address: unavailable

(g) Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed signature page to this Agreement.

(h) Severability. Subject to Section 12, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(i) Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(j) No Strict Construction; Acknowledgment. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that each party and that party's counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by all of the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application and is expressly waived by each party to this Agreement. By executing this Agreement, Executive confirms that he has had an opportunity to consult with his advisors regarding the terms of this Agreement, and fully understands this Agreement.

(k) Enforcement and Expenses. Except as provide above, each party shall be entitled to reimbursement of all fees and expenses incurred (including, but not limited to reasonable attorneys' fees) in connection with the enforcement of the rights and benefits conferred by this Agreement.

14. Indemnification. Executive shall be entitled to be indemnified for any loss suffered by him by reason of his acting as an officer, employee or agent of the Company to the full extent provided by the Company's Certificate of Incorporation and bylaws.

15. Limitations on Sections 5-8, Inclusive.

(a) Subject to Section 7(a), upon the expiration of this Agreement or the termination of this Agreement by the Company without Cause and not pursuant to Section 9(b) or by Executive as a result of his resignation for Good Reason and at such time that the Enhanced IP (as defined in the License Agreement) is licensed to the Licensor (as defined in the License Agreement) pursuant to and in accordance with the License Agreement (the "Release Date"), (i) the Licensor Intellectual Property and the Enhanced IP shall not be considered Confidential Information hereunder, (ii) any project, program or venture developed by Executive after the Release Date (and not in any respect during Executive's employment with the Company hereunder) involving Licensor Intellectual Property and/or Enhanced IP that would otherwise not be a Venture except for the inclusion of Licensor Intellectual Property and Enhanced IP shall not be considered a Venture hereunder, (iii) any improvement, invention or similar intellectual property conceived, discovered or reduced to practice by Executive after the Release Date (and not in any respect during Executive's employment with the Company hereunder) involving Licensor Intellectual Property and/or Enhanced IP that would otherwise not be an Invention except for the inclusion of Licensor Intellectual Property and Enhanced IP shall not be considered an Invention hereunder, (iv) any copyrightable material conceived or originated by Executive after the Release Date (and not in any respect during Executive's employment with the Company hereunder) involving Licensor Intellectual Property and/or Enhanced IP that would otherwise not be Copyright Material except for the inclusion of Licensor Intellectual Property and Enhanced IP shall not be considered Copyright Material hereunder, and (v) any know-how and trade secret conceived or originated by Executive after the Release Date (and not in any respect during Executive's employment with the Company hereunder) involving Licensor Intellectual Property and/or Enhanced IP that would otherwise not be a Trade Secret except for the inclusion of Licensor Intellectual Property and Enhanced IP shall not be considered a Trade Secret hereunder.

(b) The exploitation and other rights of Executive and any other owner or holder of rights in the "Smartair filter ceiling" patents set forth on Schedule 15(b) (the "Smartair Patents") remain with Executive and such other owners and/or holder of rights therein and are exempt from the provisions of Sections 5-8 of this Agreement, inclusive, subject to the terms of this Section 15(b). However, notwithstanding anything in this Agreement to the contrary, Executive shall be allowed to, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise ("Smartair Capacity"), continue to fabricate or install work using the Smartair Patents so long as (A) Executive provides the Company with the first and exclusive opportunity to provide such fabrication and/or installation work and the Company provides written notice to Executive within 10 days after the Company receives written notice from Executive of the opportunity available to provide such fabrication and/or installation work that the Company intends to provide such fabrication and/or installation work, (B) the Company provides such fabrication and/or installation work in a timely and competitive manner (taking into account all surrounding facts and circumstances involved in the fabrication and/or installation proposal), and (C) if the Company elects not to fulfill the fabrication and/or installation work contemplated by clause (A) and/or does not fulfill the requirements of clause (B), Executive shall be allowed, in any Smartair Capacity, to fulfill such fabrication and/or installation work free of the provisions of this Agreement. It is understood and agreed that Executive shall not be deemed, and Executive shall not, directly or indirectly, hold himself out as, an employee of the Company in connection with any products provided or services performed by Executive (other than products provided and services performed by Executive for the Company as contemplated by this Agreement), including, without limitation, the fabrication and/or installation work performed by Executive as contemplated by this Section 15(b), the other activities of Executive as contemplated by Section 3(d) and the products provided and serviced performed by Executive as contemplated by Section 15(c), and that Executive shall indemnify and hold harmless the Company with respect to any liability or loss incurred by the Company in connection with any and all such products provided and services performed by Executive.

(c) The products and/or services which Holdings and HMWLLC are providing and/or performing as contemplated in the Transition Agreement shall not constitute Prohibited Activities under Section 7(a).

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Executive and the Company have executed this Agreement as of the Start Date.

Company: H.M. White, Inc., a Delaware corporation By: Its
Executive: William H. White